SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
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Power Integrations, Inc.
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POWER INTEGRATIONS, INC.
5245 Hellyer Avenue
San Jose, California 95138-1002

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 15, 2015

Dear Stockholder:

You are cordially invited to attend the 2015 Annual Meeting of Stockholders of Power Integrations, Inc., a Delaware corporation. The meeting will be held on Friday, May 15, 2015, at 2:00 p.m., local time, at our executive offices located at 5245 Hellyer Avenue, San Jose, California 95138 for the following purposes:

1.	To elect the Power Integrations Board of Directors' seven nominees as directors to serve until the 2016 Annual Meeting of Stockholders and until their successors are duly elected and qualified.

2.	To approve, on an advisory basis, the compensation of Power Integrations' named executive officers, as disclosed in this proxy statement.

3.
To ratify the selection by the Audit Committee of the Board of Directors of Deloitte & Touche LLP as the independent registered public accounting firm of Power Integrations for the fiscal year ending December 31, 2015.

4.	To conduct any other business properly brought before the meeting.
These items of business are more fully described in the proxy statement accompanying this Notice.
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on May 15, 2015, at 2:00 p.m. at 5245 Hellyer Avenue, San Jose, California 95138
The proxy statement and annual report to stockholders are available at http://www.edocumentview.com/POWI

The Board of Directors recommends that you vote FOR Proposals 1, 2, and 3 identified above.
We are mailing to most of our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) instead of a paper copy of this proxy statement and our 2014 Annual Report. The Notice contains instructions on how to access those documents over the internet. The Notice also contains instructions on how to request a paper copy of our proxy materials, including this proxy statement, our 2014 Annual Report and a form of proxy card or voting instruction card. All stockholders who do not receive a Notice will receive a paper copy of the proxy materials by mail. We believe that this process will allow us to provide our stockholders with the information they need in a timelier manner, while reducing the environmental impact and lowering the costs of printing and distributing our proxy materials.
The record date for the Annual Meeting was March 24, 2015. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

By Order of the Board of Directors

/s/ Sandeep Nayyar
Sandeep Nayyar
Chief Financial Officer & Vice President of Finance

San Jose, California
March 25, 2015

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return a proxy card, or vote over the telephone or the internet as instructed in these materials, as promptly as possible in order to ensure your representation at the meeting. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

POWER INTEGRATIONS, INC.
5245 Hellyer Avenue
San Jose, California 95138-1002
PROXY STATEMENT FOR THE 2015 ANNUAL MEETING OF STOCKHOLDERS
May 15, 2015
QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING
Why am I receiving these materials?
The Board of Directors of Power Integrations, Inc. is soliciting your proxy to vote at the 2015 Annual Meeting of Stockholders (the “Annual Meeting”), including at any adjournments or postponements of the Annual Meeting. You are invited to attend the Annual Meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the Annual Meeting to vote your shares. Instead, you may simply complete, sign and return a proxy card, or follow the instructions below or in the Notice described below to submit your proxy over the telephone or on the internet.
Why did I receive a Notice in the mail regarding the availability of proxy materials on the internet?
We are pleased to take advantage of rules of the Securities and Exchange Commission (the “SEC”) that allow companies to furnish their proxy materials over the internet. Accordingly, we are sending to most of our stockholders of record a Notice of Internet Availability of Proxy Materials (the “Notice”) on or about April 3, 2015. To those that we do not send a Notice, we will send a full set of proxy materials, which include this proxy statement and an annual report to stockholders, on or about the same date. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the internet or to request a printed copy may be found in the Notice. In addition, stockholders may request to receive proxy materials in printed form or electronically by email on an ongoing basis. A stockholder's election to receive proxy materials by mail or email will remain in effect until the stockholder terminates it.
Will I receive any other proxy materials by mail?
If we send you a Notice, we may (but are not required to) send you a proxy card, along with a second Notice, on or after April 13, 2015.
How do I attend the Annual Meeting?
The Annual Meeting will be held on Friday, May 15, 2015, at 2:00 p.m., local time, at our executive offices located at 5245 Hellyer Avenue, San Jose, California 95138. Directions to the Annual Meeting may be found at the end of this proxy statement. Information on how to vote in person at the Annual Meeting is discussed below.
Who can vote at the Annual Meeting?
Only stockholders of record at the close of business on March 24, 2015, will be entitled to vote at the Annual Meeting. On this record date, there were 29,363,390 shares of common stock outstanding and entitled to vote.
Stockholder of Record: Shares Registered in Your Name
If on March 24, 2015, your shares were registered directly in your name with Power Integrations' transfer agent, Computershare, then you are a stockholder of record. As a stockholder of record, you may vote in person at the Annual Meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting, we urge you to fill out and return the enclosed proxy card or vote by proxy over the telephone or on the internet as instructed below or in the Notice to ensure your vote is counted.
Beneficial Owner: Shares Registered in the Name of a Broker or Bank
If on March 24, 2015, your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and the proxy materials are, or a Notice is, being sent to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you request and obtain a valid proxy from your broker or other agent.
What am I voting on?
There are three matters scheduled for a vote:

•	Election of our Board of Directors' seven nominees as directors to serve until the 2016 annual meeting of stockholders and until their successors are duly elected and qualified;

•	Advisory approval of the compensation of Power Integrations' named executive officers, as disclosed in this proxy statement in accordance with SEC rules; and

•
Ratification of the selection by the Audit Committee of the Board of Directors of Deloitte & Touche LLP as the independent registered public accounting firm of Power Integrations, Inc. for its fiscal year ending December 31, 2015.

What if another matter is properly brought before the Annual Meeting?
The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the proxy card to vote on those matters in accordance with their best judgment.
Why didn't I receive a Notice in the mail regarding the Internet availability of proxy materials?
We are providing stockholders who have previously requested to receive paper copies of the proxy materials with paper copies of the proxy materials instead of a Notice. If you would like to reduce the costs incurred by us in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via email or the internet. To sign up for electronic delivery, please follow the instructions provided in your Notice, or if you received a printed version of the proxy materials by mail, by following the instructions provided with your proxy materials and on your proxy card or voting instruction card, to vote using the internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years. Alternatively, you can go to www.investorvote.com/powi and enroll for online delivery of annual meeting and proxy voting materials.
Can I vote my shares by filling out and returning the Notice?
No. The Notice will, however, provide instructions on how to vote by internet, by telephone, by requesting and returning a paper proxy card, or by submitting a ballot in person at the Annual Meeting.

How do I vote?
You may either vote “For” all the nominees to the Board of Directors or you may “Withhold” your vote for any nominee you specify. For each of the other matters to be voted on, you may vote “For” or “Against” or abstain from voting. The procedures for voting are as follows:
Stockholder of Record: Shares Registered in Your Name
If you are a stockholder of record, you may vote in person at the Annual Meeting, vote by proxy using a proxy card (which is enclosed if you received this proxy statement by mail or that you may request or that we may elect to deliver at a later time), vote by proxy over the telephone, or vote by proxy on the internet. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the Annual Meeting and vote in person if you have already voted by proxy.

•	To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.

•
To vote using the proxy card, simply complete, sign and date the proxy card (which is enclosed if you received this proxy statement by mail or that you may request or that we may elect to deliver at a later time), and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

•
To vote over the telephone, dial toll-free 1-800-652-VOTE (8683) in the United States or Canada using a touch-tone phone and follow the recorded instructions. You will be asked to provide Power Integrations' number and control number from the enclosed proxy card or Notice. Specific instructions to be followed by any registered stockholder interested in voting via telephone are set forth on the proxy card or Notice. Your vote must be received by 1:00 a.m., Central time, on May 15, 2015, to be counted.

•
To vote on the internet, registered holders may go to www.investorvote.com/powi to complete an electronic proxy card. You will be asked to provide Power Integrations' number and control number from the enclosed proxy card or Notice. Specific instructions to be followed by any registered stockholder interested in voting via the internet are set forth on the proxy card or Notice. Your vote must be received by 1:00 a.m., Central time, on May 15, 2015, to be counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank
If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a voting instruction form with these proxy materials or Notice containing voting instructions from that organization rather than from Power Integrations. Simply complete and mail the voting instruction form or follow the voting instructions in the Notice to ensure that your vote is counted. Alternatively, you may vote by telephone or over the internet as instructed by your broker or bank. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.
We provide internet proxy voting to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your internet access, such as usage charges from internet access providers and telephone companies.
How many votes do I have?
On each matter to be voted upon, you have one vote for each share of common stock you own as of March 24, 2015.
What happens if I do not vote?
Stockholder of Record; Shares Registered in Your Name

If you are a stockholder of record and do not vote by completing your proxy card, by telephone, over the internet or in person at the annual meeting, your shares will not be voted.
Beneficial Owner; Shares Registered in the Name of a Broker or Bank
If you are a beneficial owner and do not instruct your broker, bank or other agent how to vote your shares, the question of whether your broker or nominee will still be able to vote your shares depends on whether the New York Stock Exchange (“NYSE”) deems the particular proposal to be a “routine” matter. Brokers and nominees can use their discretion to vote “uninstructed” shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Under the rules and interpretations of the NYSE, “non-routine” matters are matters that may substantially affect the rights or privileges of stockholders, such as mergers, stockholder proposals, elections of directors (even if not contested), executive compensation (including any advisory stockholder votes on executive compensation and on the frequency of stockholder votes on executive compensation), and certain corporate governance proposals, even if management supported. Accordingly, your broker or nominee may not vote your shares on Proposals 1 or 2 without your instructions, but may vote your shares on Proposal 3.
What if I return a proxy card or otherwise vote but do not make specific choices?
If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, “For” the election of all our seven nominees for director, “For” the advisory approval of executive compensation, and “For” the ratification of the Audit Committee's selection of Deloitte & Touche LLP as the independent registered public accounting firm of Power Integrations for its fiscal year ending December 31, 2015. If any other matter is properly presented at the Annual Meeting, your proxy holder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.
Who is paying for this proxy solicitation?
We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one Notice or set of proxy materials?
If you receive more than one Notice or set of proxy materials, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on the proxy cards in the proxy materials or Notices to ensure that all of your shares are voted.
Can I change my vote or revoke my proxy after submitting my proxy?
Stockholder of Record; Shares Registered in Your Name
Yes. You can change your vote or revoke your proxy at any time before the final vote at the Annual Meeting. If you are the record holder of your shares, you may change your vote or revoke your proxy in any one of the following ways:

•	You may submit another properly completed proxy card with a later date.

•	You may vote again over the internet or by telephone.

•	You may send a timely written notice that you are revoking your proxy to Power Integrations' Secretary at 5245 Hellyer Avenue, San Jose, California 95138-1002.

•	You may attend the Annual Meeting and vote in person. Simply attending the Annual Meeting will not, by itself, revoke your proxy.

Your most current proxy card or telephone or internet proxy is the one that is counted.
Beneficial Owner; Shares Registered in the Name of a Broker or Bank
If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.
When are stockholder proposals due for next year's annual meeting?
To be considered for inclusion in next year's proxy materials, your proposal must be submitted in writing by December 5, 2015, to our Corporate Secretary at 5245 Hellyer Avenue, San Jose, California 95138-1002; provided, however, that if our 2016 annual meeting of stockholders is held before April 15, 2016, or after June 14, 2016, then the deadline is a reasonable amount of time prior to the date we begin to print and mail our proxy statement for the 2016 annual meeting of stockholders. If you wish to submit a proposal that is not to be included in next year's proxy materials or nominate a director pursuant to our Bylaws, you must provide specified information in writing to our Corporate Secretary at the address above by December 5, 2015, except that if our 2016 annual meeting of stockholders is held before April 15, 2016, or after June 14, 2016, notice by the stockholder to be timely must be received not later than the close of business on the tenth day following the day on which such public announcement of the date of such meeting is made. You are also advised to review our Bylaws, which contain a description of the information required to be submitted as well as additional requirements about advance notice of stockholder proposals and director nominations.
How are votes counted?
Votes will be counted by the inspector of election appointed for the Annual Meeting, who will separately count; with respect to the proposal to elect directors, votes “For,” “Withhold” and broker non-votes; and with respect to other proposals, votes “For,” “Against,” abstentions and, if applicable, broker non-votes. Abstentions and broker non-votes have no effect and will not be counted towards the vote total for any proposal.
What are “broker non-votes”?
As discussed above, when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed by the NYSE to be “non-routine,” the broker or nominee cannot vote the shares. These unvoted shares are counted as “broker non-votes.”
How many votes are needed to elect directors?
The election of directors at this Annual Meeting is an uncontested election and, as a result, the majority voting provisions of our Corporate Governance Guidelines are applicable to this election. Pursuant to our Corporate Governance Guidelines, each of the nominees has tendered an irrevocable resignation as a director, which resignation is conditioned upon both (A) such director failing to have received more “For” votes than “Withheld” votes in this election and (B) acceptance by the Board of Directors of such resignation. Under our Corporate Governance Guidelines, the nominees were required to tender the irrevocable resignations before our Board of Directors could nominate the nominees for re-election as director.
If, in an uncontested election such as this election, a director fails to receive more “For” votes than “Withheld” votes for election, then, within 90 days following certification of the stockholder vote, the Nominating and Governance Committee will act to determine whether to accept the director's conditional resignation and will submit such recommendation for prompt consideration by the Board of Directors, and the Board of Directors will act on the Nominating and Governance Committee's recommendation. The Nominating and Governance Committee and the Board of Directors may consider any factors they deem relevant in deciding whether to accept a director's conditional resignation.

Although for the election of our seven nominees as directors, the seven nominees receiving the most “For” votes (among votes properly cast in person or by proxy and entitled to vote on the election of directors) will be elected as a director, if a director receives more “Withheld” votes than “For” votes that director may cease to be a director if the Board of Directors determines that, based on the fact that the director received more “Withheld” votes than “For” votes, and the other facts the Board of Directors may deem relevant, the Board of Directors decides to accept a director's conditional resignation.

How many advisory votes are needed to approve the compensation of the company's named executive officers?
Advisory approval of the compensation of the company's named executive officers will be considered to be approved if it receives more “For” votes than “Against” votes. If you “Abstain” from voting, it will have no effect. Broker non-votes will also have no effect.
How many votes are needed to ratify the Audit Committee's selection of Deloitte & Touche LLP as our independent auditors?
To be approved, ratification of Deloitte & Touche LLP as the independent registered public accounting firm of Power Integrations, Inc. for its fiscal year ending December 31, 2015, must receive more “For” votes than “Against” votes. If you “Abstain” from voting, it will have no effect. Broker non-votes will also have no effect.
What is the quorum requirement?
A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares entitled to vote are present at the Annual Meeting in person or represented by proxy. On the record date, there were 29,363,390 shares outstanding and entitled to vote. Thus the holders of 14,681,696 shares must be present in person or represented by proxy at the Annual Meeting to have a quorum.
Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you attend the Annual Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the chairman of the Annual Meeting or the holders of a majority of the shares present at the Annual Meeting in person or represented by proxy may adjourn the Annual Meeting to another date.
How can I find out the results of the voting at the Annual Meeting?
We expect to announce the preliminary voting results at the Annual Meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file with the SEC within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the Annual Meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an amendment to the Form 8-K to publish the final results.
What proxy materials are available on the internet?
The proxy statement and annual report to stockholders are available at: www.edocumentview.com/POWI.

PROPOSAL 1
ELECTION OF DIRECTORS
Power Integrations' Board of Directors (the “Board”) is elected annually at each annual meeting. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy shall serve for the remainder of the year, and until the director's successor is duly elected and qualified. This includes vacancies created by an increase in the number of directors.
The Board currently has seven members, all of whose terms of office expire at the Annual Meeting. Proxies may not be voted for a greater number of persons than the number of nominees named.
Each of the nominees listed below is currently a director of Power Integrations who was previously elected by the stockholders. If elected at the Annual Meeting, each of these nominees would be elected and qualified to serve until the 2016 annual meeting of stockholders and until his successor is duly elected and qualified, or, if sooner, until the director's death, resignation or removal. It is Power Integrations' policy to encourage directors and nominees for director to attend the Annual Meeting. Two of the company's directors attended the 2014 annual meeting of stockholders in person and two of the company's directors attended by way of teleconference.
Directors are elected by a plurality of the votes of the holders of shares present in person or by proxy and entitled to vote on the election of directors. Unless marked otherwise we will vote proxies returned to us for the nominees named below. The seven nominees receiving the highest number of affirmative votes will be elected. If a nominee receives more “Withheld” votes than “For” votes, then notwithstanding the election of that nominee, if our Board determines that, based on the fact that the director received more “Withheld” votes than “For” votes, and the other facts the Board may deem relevant, our Board may decide to accept the nominee's conditional resignation previously submitted as required under our Corporate Governance Guidelines. See “How many votes are needed to elect directors?” in “Questions and Answers about These Proxy Materials and Voting” above for a description of these guidelines. If any nominee becomes unavailable for election as a result of an unexpected occurrence, your shares will be voted for the election of a substitute nominee proposed by Power Integrations. Each person nominated for election has agreed to serve if elected. Power Integrations' management has no reason to believe that any nominee will be unable to serve.
This Proposal 1 is to elect our seven nominees nominated as directors. The biographies of each of the nominees below contain information regarding the person's age as of March 12, 2015, service as a director, business experience, director positions held currently or at any time during the last five years, information regarding involvement in certain legal or administrative proceedings, if applicable, and the experiences, qualifications, attributes and skills of each director, including those that led to the Nominating and Governance Committee and the Board's conclusion that the director should continue to serve as a director of Power Integrations.
Nicholas E. Brathwaite, age 56, has served as a director of Power Integrations since January 2000. A veteran of the semiconductor industry, Mr. Brathwaite served as a member of the board of directors of Tessera Technologies, Inc., a technology innovator that invests in, licenses and delivers innovative miniaturization technologies, from February 2008 until May 2011 and Photon Dynamics, Inc., a provider of products and services to flat-panel display manufacturers, prior to its acquisition in October 2008.
Mr. Brathwaite is a founding Partner of Riverwood Capital, a growth equity, middle market technology investment firm with investments in Asia, Latin America and the United States (including five semiconductor companies), which he joined in January 2008. Mr. Brathwaite has been involved with semiconductor companies, hardware development (including power supplies) and electronic services (including manufacturing) since 1986. Mr. Brathwaite was the chief executive officer of Aptina Imaging Corporation, a fabless semiconductor company and a wholly owned subsidiary of Micron Technology, serving similar markets, customers and applications as those of Power Integrations, from April 2008 to July 2009, and was chairman of the company's board of directors until Aptina was acquired by ON Semiconductor in August 2014. He served as the vice president of technology of Flextronics International Ltd., an electronics company, from 1995 to 2000, and as Flextronics' chief technology officer from 2000 until 2007, where he played a leading role in the transformation of Flextronics from a small contract manufacturer to a global electronics manufacturing service provider, during which revenues grew from $150 million to $30 billion. At Flextronics he initiated, built and managed several businesses with revenues ranging from $30 million to $6 billion, including ODM services, power supplies and other component businesses. He joined Flextronics in 1995 when Flextronics acquired nChip, Inc., a multi-chip module company, where Mr. Brathwaite held the position of vice president and general manager of operations from 1992 to 1996. As a founding member of nChip, Inc., Mr. Brathwaite was responsible for all manufacturing and operational activities including wafer fabrication, wafer test and module assembly. Before joining nChip, Inc., Mr. Brathwaite spent six years with Intel Corporation, a microprocessor company, in various engineering management positions in technology development and manufacturing. Mr. Brathwaite currently serves on the board of directors of Inphi Corporation, a high speed analog semiconductor company.
Mr. Brathwaite has significant experience in mergers and acquisitions, having participated in more than 50 transactions ranging from $2 million to $10 billion; he was a member of Flextronics's four-person acquisition committee and was responsible for leading due diligence and integration activities on several of these acquisitions. Mr. Brathwaite is familiar with many of Power Integrations' customers, including important decision makers and decision making processes, and is familiar with Asian and European markets, supply-chain and business processes.
Mr. Brathwaite received a B.S. in Applied Chemistry from McMaster University, and a M.S. in Polymer Science & Engineering from University of Waterloo. Mr. Brathwaite has also completed the Wharton Executive Education Training Program on Corporate Governance.
Balakrishnan S. Iyer, age 58, has served as a director of Power Integrations since February 2004. Mr. Iyer has served on public company boards since 2001, and currently serves on the boards of: IHS Inc., a leading source of information, insight and analytics in critical areas that shape today's business landscape; QLogic Corporation, a provider of high performance server and storage networking infrastructure products; and Skyworks Solutions, Inc., an innovator in high performance analog semiconductors. Mr. Iyer also served on the board of directors of Life Technologies Corporation, an S&P 500 company in the life science technology industry prior to its acquisition by Thermo Fisher Scientific Inc.; Overture Systems prior to the sale of the company to Yahoo; and Conexant Systems, Inc., a designer, developer and seller of semiconductor systems solutions for communications applications, prior to the company's acquisition by Golden Gate Capital.
Mr. Iyer retired from Conexant Systems in 2003 after serving for five years as senior vice president and chief financial officer. In that role, Mr. Iyer was responsible for all the financial functions for the company including operational finance, controllership, treasury, tax and investor relations as well as strategy and business development. He raised $1 billion for the company and completed more than a dozen acquisitions valued at over $2 billion. He also led the execution of the strategic restructuring of the company from an integrated semiconductor company with a full range of manufacturing operations to a family of pure-play fabless semiconductor companies. Earlier in his career, Mr. Iyer worked in Silicon Valley for 17 years in the semiconductor industry in finance roles at Advanced Micro Devices, Cypress Semiconductor and VLSI Technology (where he was senior vice president and chief financial officer), and in engineering roles at National Semiconductor Corporation.
Mr. Iyer has significant experience in audit committee matters, as well as corporate governance, financing and acquisition matters. At IHS, he has served as chairman of the audit committee since he joined its board of directors in 2003, helping oversee the company's preparation to become a public company, including the recruiting of key finance team members, preparation of the registration statement and implementation of SOX 404. Mr. Iyer is also chairman of the audit committee at QLogic and chairman of the governance and nominating committee at Skyworks Solutions, and was previously chairman of the audit and nominating committees at Life Technologies as well as the governance and nominating committee at Conexant Systems. He serves on the board of directors of the Forum for Corporate Directors, an organization focused on corporate governance and also on the advisory board of the California State University Fullerton Center for Corporate Reporting and Governance. As a board member, Mr. Iyer has overseen more than 50 acquisitions and divestitures valued at over $25 billion, and more than $5 billion in equity and debt financing.

Mr. Iyer has a B.S. in Mechanical Engineering from the Indian Institute of Technology, a M.S. in Industrial Engineering from the University of California, Berkeley and an M.B.A. in Finance from the Wharton School, University of Pennsylvania.
E. Floyd Kvamme, age 77, has served as a director of Power Integrations since September 1989 and was elected non-executive Chairman of the Board in April 2011. Mr. Kvamme has served as a director of more than 15 companies in the semiconductor, software and optical-systems markets, including: National Semiconductor Corporation, Photon Dynamics, Inc., a publicly traded provider of products and services to flat-panel display manufacturers, and a number of other publicly traded companies including TriQuint Semiconductor, Brio, Lotus, Harmonic, MiniStor and Bachman Information Systems. He currently serves on the board of Harmonic Inc., a broadband optical networking and digital video systems company.
From 1984 through 2008, Mr. Kvamme was a general partner (and now serves as a partner emeritus) of Kleiner Perkins Caufield & Byers, a venture-capital company. Mr. Kvamme has over 40 years of experience in the semiconductor industry in engineering, sales and marketing and management roles. From 2001 to 2009, Mr. Kvamme was co-chairman of the President's Council of Advisors on Science and Technology, advising President George W. Bush on science and technology matters. Prior to joining Kleiner Perkins, Mr. Kvamme served as general manager of National Semiconductor's semiconductor division from 1973 to 1979, during which time sales grew from $200 million to nearly $1 billion. He was also in charge of product planning and marketing at National Semiconductor in the formative years of the integrated circuit era, and was responsible for the company's distribution-oriented sales force at National Semiconductor from 1971 to 1979. From 1979 to 1982 he was the president of National Advanced Systems, responsible for all activities worldwide in this computer systems subsidiary of National Semiconductor including extensive dealings with Asia-particularly Japan in which Hitachi was a major supplier. He was also executive vice president of marketing and sales at Apple Computer from1982 to 1984, responsible for all sales, marketing and advertising of Apple in the United States and some foreign countries.
Mr. Kvamme has a B.S.E.E. in Electrical Engineering from the University of California, Berkeley an M.S.E. in Semiconductor Electronics from Syracuse University, and did post-masters studies in circuit design, computer design and control systems at the University of California, Los Angeles.
Alan D. Bickell, age 78, has served as a director of Power Integrations since April 1999. Mr. Bickell was previously a member of the board of directors of Asiainfo Holdings, where he served as chairman of the audit committee and as a member of the compensation committee. Mr. Bickell spent more than 30 years with Hewlett Packard Company, a computer-hardware company, serving as corporate senior vice president and managing director of geographic operations from 1992 until his retirement in 1996. In his role at Hewlett Packard, Mr. Bickell's responsibilities included overseeing the company's worldwide field-sales infrastructure, as well as general management responsibility for the company's international presence in the Asia Pacific, Latin America and Canada.
Mr. Bickell has extensive experience in finance, accounting and MIS systems, as well as significant experience in international operations, having resided in Japan, Australia, Scotland, Switzerland and Hong Kong during his career at Hewlett Packard. Mr. Bickell also has significant corporate governance experience through his role at Hewlett Packard and his service on the boards of Power Integrations, Asiainfo Holdings and Peking University Educational Foundation (USA).
Mr. Bickell has a B.S. in Business Administration from Menlo College, and an M.B.A. from Santa Clara University.
Balu Balakrishnan, age 60, has served as president and chief executive officer and as a director of Power Integrations since January 2002. He served as president and chief operating officer from April 2001 to January 2002. From January 2000 to April 2001, he was vice president of engineering and strategic marketing. From September 1997 to January 2000, he was vice president of engineering and new business development. From September 1994 to September 1997, Mr. Balakrishnan served as vice president of engineering and marketing. Before joining Power Integrations in 1989, Mr. Balakrishnan was employed for 11 years by National Semiconductor Corporation, where his responsibilities included engineering and product-line management.

Mr. Balakrishnan, who has more than 35 years of engineering, marketing and management experience in the semiconductor industry, is the chief inventor of Power Integrations' TOPSwitch® , TinySwitch® and EcoSmart® technologies and was issued 166 U.S. patents. He has received the Discover Award for Technological Innovation as well as a TechAmerica Innovator Award, both in recognition of the environmental benefits of EcoSmart technology. Mr. Balakrishnan has an M.S.E.E. from the University of California, Los Angeles, and a B.S.E.E. from Bangalore University, India. He has also completed the Directors Certification Program at the University of California, Los Angeles.
William George, Ph.D., age 72, has served as a director of Power Integrations since March 2009. A veteran of the semiconductor industry, Dr. George served as a director of Silicon Image, Inc., a designer and developer of mixed-signal integrated circuits, from 2005 until its acquisition in March 2015. He also served on the board of Ramtron International Corporation from 2005 to 2012, a leading supplier of integrated circuits enabled by ferroelectric random access memory (FRAM). At both Ramtron and Silicon Image, he served on audit, compensation and nominating and governance committees.
From 1999 until 2007, Dr. George was the executive vice president of operations at ON Semiconductor, a supplier of performance power solutions, where he was responsible for internal and external manufacturing, supply chain, planning, quality and technology development. From 2007 through his retirement in 2008 he directed the start-up of ON Semiconductor's foundry services business. From 1991 to 1994, Dr. George was assigned by Motorola to Sematech Consortium, an alliance of leading American semiconductor companies formed in 1987 to restore American competitiveness in semiconductor manufacturing. At Sematech he served as the executive vice president and chief operating officer, with responsibility for operations, business development, marketing, member liaison, and strategic planning. From 1968 until 1999, Dr. George was employed by Motorola, Inc., and served as corporate vice president and director of manufacturing for Motorola's semiconductor components group from June 1997 until July 1999, with responsibility for manufacturing operations, quality, and technology development. He has extensive experience in the analog semiconductor field, including foundry management, packaging and test services.

Dr. George is a member of the Sandia National Laboratories Research Advisory Board. He received a B.S. degree in Metallurgical Engineering from the University of Oklahoma and a Ph.D. in Materials Science from Purdue University.
Steven J. Sharp, age 73, has served as a director of Power Integrations since 1988, and served as non-executive chairman of the board from May 2006 to April 2011. Mr. Sharp served as Power Integrations' interim chief executive officer during its first year in 1988. A 53 year veteran of the semiconductor industry, Mr. Sharp has served as a member of the board of directors of TriQuint Semiconductor, Inc., a manufacturer of semiconductor components, since 1991. He also served on the boards of Pixelworks Inc., a publicly traded fabless semiconductor company supplying graphics integrated circuits used in projectors, monitors and TVs, and Megatest, a publicly traded company that designed, manufactured, marketed and serviced automatic test equipment for the integrated circuit industry. Mr. Sharp has previously served on all the committees of each board of directors on which he has served.
Mr. Sharp was president and chief executive officer of TriQuint Semiconductor from September 1991 until July 2002. Prior to TriQuint, Mr. Sharp was associated with various venture capital and start-up semiconductor firms, helping start Crystal Semiconductor (now Cirrus Logic, Inc.), Gazelle Microcircuits, Inc. (now TriQuint), Megatest Corporation (now Teradyne, Inc.) and Volterra Semiconductor Corporation. In 1989, he also founded Silicon Architects, Inc. (since acquired by Synopsys, Inc.) Mr. Sharp's extensive engineering and management experience in the analog semiconductor field also includes 23 years with Texas Instruments and Philips. Mr. Sharp also has extensive experience in mergers and acquisitions, having been involved in approximately 15 transactions, as well as public and private financings.
Mr. Sharp has a B.S. degree in Mechanical Engineering from Southern Methodist University, an M.S.E.S from the California Institute of Technology, and an M.B.A. from Stanford University. He has also attended director training at Harvard University.

THE BOARD RECOMMENDS
A VOTE IN FAVOR OF EACH NAMED NOMINEE.
Independence of the Board
As required under the NASDAQ Stock Market (“NASDAQ”) listing standards, a majority of the members of our Board must qualify as “independent,” as affirmatively determined by our Board. The Board consults with Power Integrations' counsel to ensure that the Board's determinations are consistent with all relevant securities laws and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of NASDAQ, as in effect from time to time.
Consistent with these considerations, after review of all relevant identified transactions or relationships between each director, or any of his family members, and Power Integrations, its senior management and its independent registered public accounting firm, the Board affirmatively has determined that all of the directors, other than Mr. Balakrishnan, our president and chief executive officer, are independent directors within the meaning of the applicable NASDAQ listing standards. In making this determination, the Board found that none of the directors or nominees for director other than Mr. Balakrishnan had a material or other disqualifying relationship with Power Integrations. Mr. Balakrishnan, by virtue of being Power Integrations' president and chief executive officer, is not an independent director.
Information Regarding the Board and Its Committees
The Board has adopted corporate governance guidelines to help assure that the Board will have the necessary authority and practices in place to make decisions that are independent of Power Integrations' management. The guidelines are also intended to align the interests of directors and management with those of Power Integrations' stockholders. The corporate governance guidelines set forth the practices the Board will follow with respect to, among other things, Board composition and selection, Board meetings, executive officer succession planning, Board committees, compensation, director stock ownership and director education and orientation. The corporate governance guidelines are available on our website: www.power.com.

The Board has an Audit Committee, a Compensation Committee and a Nominating and Governance Committee.
The following table provides membership information and meeting information for 2014 for each of the Audit, Compensation and Nominating and Governance Committees:

Name	Audit		Compensation		Nominating and Governance
Alan D. Bickell	X		X	†
Nicholas E. Brathwaite					X
William L. George	X		X
Balakrishnan S. Iyer	X	†			X
E. Floyd Kvamme			X		X	†
Total meetings in year 2014	9		8		4
___________________

†	Committee Chairman.

Below is a description of each committee of the Board. Each of the committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities. The Board has determined that each member of each committee meets the applicable rules and regulations regarding

“independence” and that each member is free of any relationship that would interfere with his individual exercise of independent judgment with regard to Power Integrations.
Audit Committee
The Audit Committee of the Board oversees Power Integrations' corporate accounting and financial reporting process. For this purpose, the Audit Committee performs several functions, including:

•	evaluates the performance of and assesses the qualifications of the independent registered public accounting firm;

•	determines and approves the engagement of the independent registered public accounting firm;

•	determines whether to retain or terminate the existing independent registered public accounting firm or to appoint and engage a new independent registered public accounting firm;

•	reviews and approves the retention of the independent registered public accounting firm to perform any proposed permissible non-audit services;

•	monitors the rotation of partners of the independent registered public accounting firm on Power Integrations' audit engagement team as required by law;

•	confers with management and the independent registered public accounting firm regarding the effectiveness of internal controls over financial reporting;

•
establishes procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by Power Integrations regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters;

•	meets to review Power Integrations' annual audited financial statements and quarterly financial statements with management and the independent registered public accounting firm;

•	reviews and, if it determines appropriate, approves related person transactions;

•
reviews and discusses with management and, as appropriate, the independent auditor, the company's major financial risk exposures and the steps taken by management to monitor and control these exposures; and

•	adopts procedures for monitoring and enforcing compliance with the Code of Business Conduct and Ethics.

As of the date of this proxy statement, three directors compose the Audit Committee: Messrs. Bickell, Iyer and Dr. George. The Board has adopted a written Audit Committee Charter which can be found on our website at www.power.com.
The Board annually reviews the NASDAQ listing standards definition of independence for Audit Committee members and has determined that all members of Power Integrations' Audit Committee are independent (as independence is currently defined in Rule 5605(c)(2)(A)(i) and (ii) of the NASDAQ listing standards). The Board has determined that each member of the Audit Committee qualifies as an “audit committee financial expert,” as defined in applicable SEC rules. The Board made a qualitative assessment of each member's level of knowledge and experience based upon his extensive experience as set forth above in each of their respective biographies, including as a senior executive officer with financial oversight functions.
Compensation Committee
The Compensation Committee of the Board reviews and approves the overall compensation strategy and policies for Power Integrations. For this purpose, the Compensation Committee performs several functions, including:

•
with respect to the chief executive officer, reviews and approves all compensation, including incentive-based compensation and equity compensation awards while seeking to achieve an appropriate level of risk and reward, and develops and reviews annual performance objectives and goals relevant to compensation and awards and evaluates the performance of the chief executive officer in light of these goals and objectives;

•
reviews incentive-based compensation plans in which our executive officers participate, and determines the salaries, incentive and equity compensation for executive officers, and oversees the evaluation of management;

•	approves all employment, severance, or change-in-control agreements, special or supplemental benefits, or provisions including the same, applicable to executive officers;

•
proposes the adoption, amendment, and termination of stock option plans, stock appreciation rights plans, retirement and profit sharing plans, stock bonus plans, stock purchase plans, bonus plans, deferred compensation plans, and other similar programs;

•	grants rights, participation and interests in our compensation plans to eligible participants;

•
approves and periodically reviews the salary, bonus and equity award ranges for non-executive officers and other employees, and authorizes the chief executive officer to approve compensation levels for such non-executive officers and other employees within such ranges;

•	reviews and approves such other compensation matters as the Board or the chief executive officer wishes to have the Compensation Committee approve;

•
reviews and recommends to the Board the compensation to be paid to our non-employee directors for their service on the Board and its committees and any changes thereto, other than compensation received pursuant to automatic equity award grants under stockholder approved equity compensation plans;

•	reviews with management the Compensation Discussion and Analysis (included in this proxy statement) and considers whether to recommend that it be included in proxy statements and other filings;

•	reviews and evaluates the results of advisory votes of the company's stockholders regarding executive compensation; and

•
reviews with the chief executive officer the plans for succession to the offices of Power Integrations' executive officers and makes recommendations to be considered by the Board with respect to the selection of appropriate individuals to succeed to those positions.

As of the date of this proxy statement, three directors compose the Compensation Committee: Messrs. Bickell, Kvamme and Dr. George. All members of Power Integrations' Compensation Committee are independent (as independence is currently defined in Rule 5605(a)(2) of the NASDAQ listing standards). The Board has adopted a written Compensation Committee Charter, which can be found on our website at www.power.com.
Compensation Committee Processes and Procedures
The Compensation Committee of the Board determines all compensation for our executive officers, including our chief executive officer. The Compensation Committee also administers our compensation plans, including equity incentive plans, and makes recommendations to the Board regarding the adoption, amendment, and termination of these compensation plans. The Compensation Committee also analyzes, considers and recommends to the Board the compensation to be paid to our non-employee directors for their service on the Board and its committees, other than compensation received pursuant to automatic equity award grants under stockholder-approved equity compensation plans.
The Compensation Committee has the authority to obtain advice or assistance from consultants, legal counsel, accounting or other advisors as appropriate, to perform its duties, and to determine the terms, costs and fees for such engagements, which are paid for by Power Integrations. The Compensation Committee also has full access to all books, records, facilities and personnel of Power Integrations. The Compensation Committee may from time to time delegate duties or responsibilities to subcommittees or to one member of the Compensation Committee.
The Compensation Committee meets as often as it deems appropriate, but not less frequently than once each year to review the compensation and awards of the executive officers and other employees of Power Integrations, and otherwise perform its duties under its charter.

Our chief executive officer, Mr. Balakrishnan, reviews with the Compensation Committee on a regular basis our compensation philosophy and programs, including the compensation of the named executive officers, so that the Compensation Committee can recommend any changes necessary to keep our compensation philosophy and programs aligned with our business objectives. Mr. Balakrishnan makes recommendations to the Compensation Committee with respect to the compensation of the named executive officers. The Compensation Committee also utilizes an outside compensation consultant to provide it with advice on competitive compensation plans. The Compensation Committee considers, but is not bound to and does not always accept, management's or the outside consultant's recommendations with respect to executive compensation. The Compensation Committee discusses Mr. Balakrishnan's compensation with him, but deliberates and makes decisions with respect to Mr. Balakrishnan's compensation without him present.
Mr. Balakrishnan and other executive officers attend some of the Compensation Committee's meetings, but leave the meetings as appropriate when matters of executive compensation specific to them are discussed.
In 2014, the Compensation Committee engaged an independent compensation consulting firm, Meyercord & Associates, Inc. (“Meyercord”), to assist in the analysis of compensation survey data. Meyercord attended Compensation Committee meetings from time to time and provided peer group analysis, feedback and recommendations to the Compensation Committee on executive compensation and director compensation. Meyercord was instructed to review compensation at peer companies for the named executive officers and the company's directors, and to give comments and recommendations based on that review. Meyercord was also expected to use its experience with the company and other similar companies and to apply judgment based on that experience. In addition to survey data, the Compensation Committee analyzes information reported in peer companies' SEC filings for all elements of compensation, including salary, cash incentive compensation and equity compensation. The Compensation Committee reviews on at least an annual basis the six factors required by NASDAQ to be reviewed by the Compensation Committee regarding the compensation consultant prior to receiving advice from the compensation consultant.
Subject to business needs, the Compensation Committee's policy is to grant option awards or restricted stock units (RSUs) to certain new employees on the first trading day of the month following the date of hire. In addition, the Compensation Committee grants annual options and RSUs to continuing non-executive employees on the first day the company's common stock trades on the Nasdaq Global Select Market in April of such year, and to executive officers on the date of Compensation Committee action with respect to performance stock units and restricted stock units, and generally on the third trading day after announcement of our financial results for the fourth quarter of the prior fiscal year with respect to stock options. All option grants are set at the closing price on the date of grant.
Our Board determines outside director compensation, after receiving the recommendations from the Compensation Committee and the same independent consultant engaged by the Compensation Committee and used by the Compensation Committee in connection with determining executive officer compensation.
A further description of the Compensation Committee processes and procedures and the specific determinations of the Compensation Committee with respect to executive compensation for fiscal year 2014 are described in greater detail in the Compensation Discussion and Analysis section of this proxy statement.
Nominating and Governance Committee
The Nominating and Governance Committee of the Board is responsible for recommending the nomination of directors to the Board and for establishing and monitoring our corporate governance. For this purpose, the Nominating and Governance Committee performs several functions, including:

•	evaluates and recommends to the Board director nominees for each election of directors;

•	determines criteria for selecting new directors, including desired board skills and attributes, and identifies and actively seeks individuals qualified to become directors;

•	reviews and makes recommendations to the Board concerning qualifications and the appointment and removal of committee members;

•	develops, recommends for Board approval, and reviews on an ongoing basis the adequacy of Power Integrations' corporate governance principles;

•	reviews, discusses and assesses the performance of the Board, including Board committees; and

•
considers Board nominees and proposals submitted by stockholders or proposals to be submitted by the company to the company's stockholders regarding corporate governance matters and makes recommendations to the Board regarding such matters, and establishes any policies, processes and procedures, including procedures to facilitate stockholder communication with the Board.

The Board has adopted a written Nominating and Governance Committee Charter, which can be found on our website at www.power.com. As of the date of this proxy statement, three directors compose the Nominating and Governance Committee: Messrs. Brathwaite, Iyer and Kvamme. All members of the Nominating and Governance Committee are independent (as independence is currently defined in Rule 5605(a)(2) of the NASDAQ listing standards).
In considering whether to recommend any candidates for inclusion in the Board's slate of recommended director nominees, including candidates recommended by stockholders, the Nominating and Governance Committee applies the criteria set forth in Power Integrations' Corporate Governance Guidelines. These criteria include the candidate's ability to read and understand financial statements, age, personal integrity and ethics, relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of the company, demonstrated experience in his or her field, ability to exercise sound business judgment, and having the commitment to rigorously represent the long-term interests of the company's stockholders. In addition, when conducting its assessment, the Nominating and Governance Committee considers any criteria for director qualifications set by the Board, as well as diversity, skills, and such other factors as it deems appropriate given the current needs of the Board and the company to maintain a balance of knowledge, experience and capability. When considering diversity, the Board and Nominating and Governance Committee views “diversity” as diversity of experience and expertise. The Board and Nominating and Governance Committee believe that having a Board diverse in experience and expertise enables the Board, as a body, to have the broad range of requisite expertise and experience to guide the company and management and to fulfill its role of oversight and stewardship. However, neither the Board nor the Nominating and Governance Committee has developed a policy with respect to diversity in identifying nominees for director, other than as set forth in the Corporate Governance Guidelines to consider diversity when assessing nominees.
In the case of incumbent directors whose terms of office are set to expire, the Nominating and Governance Committee reviews such directors' overall service to the company during their term, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair such directors' independence. In the case of new director candidates, the Nominating and Governance Committee also determines whether the nominee should be independent for NASDAQ purposes, which determination is based upon applicable NASDAQ listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Nominating and Governance Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. The Nominating and Governance Committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Nominating and Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The Nominating and Governance Committee meets to discuss and consider such candidates' qualifications and then recommends a nominee to the Board by majority vote.
To date, the Nominating and Governance Committee has not paid a fee to any third party to assist in the process of identifying or evaluating director candidates. To date, the Nominating and Governance Committee has not received a timely recommended director nominee from a stockholder or stockholders holding more than 5% of our voting stock.

The Nominating and Governance Committee will consider director candidates recommended by stockholders who demonstrate, by written documentation, satisfactory to the Nominating and Governance Committee, that such stockholders hold outstanding shares of the company. The Nominating and Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether the candidate was recommended by a stockholder or not. Stockholders who wish to recommend individuals for consideration by the Nominating and Governance Committee to become nominees for election to the Board in 2016 may do so by delivering a written recommendation to the Nominating and Governance Committee at the following address: 5245 Hellyer Avenue, San Jose, California 95138-1002 by January 1, 2016. Submissions must include the full name of the proposed nominee, a description of the proposed nominee's business experience for at least the previous five years, complete biographical information, and a description of the proposed nominee's qualifications as a director. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.
Board Leadership Structure
As set forth in Power Integrations' Corporate Governance Guidelines, the Board's leadership structure shall be either (a) a separate Chairman of the Board and Chief Executive Officer, or (b) a Chairman of the Board and Chief Executive Officer who is the same person, together with a Lead Independent Director; the Nominating and Governance Committee determined that either of these structures is appropriate for Power Integrations as each provides for an independent director to take the functional role where it is appropriate for an independent director to fulfill that function. Currently, the Chairman of the Board and Chief Executive Officer are separate persons.
Role of the Board in Risk Oversight
The Board has an active role, as a whole and also at the committee level, in overseeing management of the company's risks. The Board regularly reviews information regarding the company's credit, liquidity and operations, as well as the risks associated with each. The Audit Committee's charter mandates the Audit Committee to review and discuss with management, and the company's independent registered public accounting firm, as appropriate, the company's major financial risk exposures and the steps taken by management to monitor and control these exposures. The Compensation Committee is responsible for overseeing the management of risks relating to the company's executive compensation plans and arrangements. The Nominating and Governance Committee manages risks associated with the independence of the Board and potential conflicts of interest. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is regularly informed through committee reports about such risks.
Compensation Policies and Practices as They Relate to Risk Management
With the help of the Compensation Committee's independent compensation consulting firm, Meyercord and Associates, Inc., the Compensation Committee has reviewed the company's compensation policies and practices as they relate to risk management for all employees, including executive officers. The compensation policies and practices reviewed by the Compensation Committee included: 1) annual base salaries; 2) the 2015 Bonus Plan; 3) equity incentive awards under the 2007 Equity Incentive Plan; 4) the Employee Stock Purchase Plan; and 5) the Executive Officer Benefits Agreements with the company's executive officers. Following such review, the Compensation Committee determined that risks arising from the company's compensation policies and practices for its employees are not reasonably likely to have a material adverse effect on the company. In coming to this conclusion, the Compensation Committee also considered the mitigating effects of the company's compensation “claw-back” policy which conditions the earning and payment of any cash or stock bonuses to executive officers on an agreement to repay a portion of such bonuses in the event of a restatement resulting from intentional misconduct by such officers.

Meetings of the Board
The Board met five times in 2014. All directors attended at least 75% of the aggregate number of the meetings of the Board and the committees on which they served, held during the portion of the last fiscal year for which they were directors or committee members in 2014.
As required under applicable NASDAQ listing standards, in fiscal year 2014, Power Integrations' independent directors met in regularly scheduled executive sessions at which only independent directors were present.
Stockholder Communications with the Board
Power Integrations' Board has adopted a formal process by which stockholders may communicate with the Board or any of its directors. Stockholders who wish to communicate with the Board may do so by sending written communications addressed as follows: Power Integrations Board Communication, 5245 Hellyer Avenue, San Jose, California 95138-1002. Any communication sent must state the number of shares owned by the stockholder making the communication. The communications will be reviewed by the Chairman of the Board. The Chairman of the Board will forward such communication to the Board or to any individual director to whom the communication is addressed unless the communication is unduly frivolous, hostile, threatening or similarly inappropriate, in which case, the Chairman of the Board shall discard the communication.
Code of Business Conduct and Ethics
Power Integrations has adopted the Power Integrations, Inc. Code of Business Conduct and Ethics, which applies to all officers, directors and employees. The Code of Business Conduct and Ethics can be found on our website, www.power.com, and is available in print to any stockholder who requests it. Requests for printed copies of the Code of Business Conduct and Ethics can be made by writing to Attn: Investor Relations Department, Power Integrations, Inc., 5245 Hellyer Avenue, San Jose, California 95138-1002.

Other Corporate Governance Matters
Board Stock Ownership Guidelines
Pursuant to Power Integrations' Corporate Governance Guidelines and to align the interests of the company's directors with the interests of the company's stockholders, the Board believes that directors should have a significant financial stake in the company. Accordingly, the Board believes that each director who has served on the Board for three years (excluding service prior to the date of adoption of the Board's stock ownership guidelines) should own not less than 1,000 shares of the company's common stock. At its discretion, the Board may evaluate whether this requirement should be waived in the case of any director, who, because of his or her personal circumstances, would incur a hardship by complying with this requirement. Currently all members of the Board own at least the required minimum of 1,000 shares of our common stock.
Chief Executive Officer Stock-Ownership Guidelines
Pursuant to Power Integrations' Corporate Governance Guidelines and to align the interests of our chief executive officer with the interests of the company's stockholders, the Board believes that a chief executive officer should have a significant financial stake in the company. Accordingly, the Board believes that our chief executive officer who has served as such for five years (excluding service prior to the date of adoption of the chief executive officer stock ownership guidelines) should own an aggregate number of shares of our common stock that shall have a value equal to or exceeding the chief executive officer's then current annual base salary. At its discretion, the Board may evaluate whether this requirement should be waived in the case of a chief executive officer, who, because of his or her personal circumstances, would incur a hardship by complying with this requirement, including as a result of a decrease in the value of our common stock.

In addition to the stock options, RSUs and PSUs held by Balu Balakrishnan, Mr. Balakrishnan also owns an aggregate of 305,464 shares of our common stock outright, including through his personal trust, which has a value as of March 12, 2015 of approximately $17.0 million.
Executive Officer Stock Ownership
Although we do not have minimum mandatory stock ownership guidelines for our executive officers other than our chief executive officer, the structure of our compensation programs act as a functional equivalent of minimum stock ownership requirements, as our executive officers: (1) hold unvested stock options to acquire our common stock, which options cannot be exercised and the underlying common stock cannot be sold until such stock vests; (2) our executive officers hold unvested restricted stock units, or RSUs, which RSUs entitle the executive officer to receive shares of our common stock in the future upon vesting (unvested RSUs as of March 12, 2015, for the company's named executive officers other than the CEO were as follows: 27,862 shares for Mr. Nayyar; 22,475 shares for Mr. Bailey; 15,000 shares for Mr. Tomlin; and 24,300 shares for Mr. Walker. Unvested RSUs for our chief executive officer were 118,925 shares); and (3) our executive officers hold unvested performance stock units, or PSUs, and long-term performance stock units, or PRSUs, which PSUs and PRSUs entitle the executive officer to receive shares of our common stock in the future upon vesting which occurs upon achieving established performance metrics (currently collectively 73,200 shares for Mr. Balakrishnan; 17,900 shares for Mr. Nayyar; 14,000 shares for Mr. Bailey; 4,000 shares for Mr. Tomlin; and 15,200 shares for Mr. Walker).
Minimum Vesting Periods for Executive Officer Equity Grants
Although we do not have minimum mandatory vesting periods for equity grants made to our executive officers, our historical practice, and the practice our Compensation Committee fully intends to continue in the future, is to have vesting periods on our equity grants as follows: (1) for stock options, vesting over four years with 25% of the shares subject to the stock option vesting on the first anniversary of the date of grant and the remainder vesting in equal monthly installments over the next three years; (2) for RSUs, vesting over four years with 25% of the shares subject to the RSU vesting on each of the first four anniversaries of the date of grant; (3) for PSUs, vesting after one year, but only to the extent that the performance metrics for the PSUs are met; and (4) for PRSUs vesting after three years, but only to the extent that the performance metrics for the PRSUs are met.
Minimum Vesting Periods for Director Equity Grants
Directors who are not employees of Power Integrations each receive an annual equity compensation grant, which consists entirely of RSUs or entirely of options, at such director's election, that vests in full effective immediately prior to the commencement of the company's first annual meeting of stockholders in the year following the year of the annual grant, provided that the recipient is still providing services to the company as a director. A new eligible director generally would receive a similar grant pro-rated to the remaining portion of the year prior to the next annual grants of equity awards to non-employee directors.
Prohibition on Hedging
Our Board has adopted a policy that prohibits directors, executive officers and other “insiders” from engaging in short sales, transactions in put or call options, hedging transactions or other inherently speculative transactions with respect to our common stock at any time.

PROPOSAL 2
ADVISORY VOTE ON EXECUTIVE COMPENSATION
Under the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, and Section 14A of the Exchange Act, Power Integrations' stockholders are entitled to vote to approve, on an advisory basis, the compensation of the company's named executive officers as disclosed in this proxy statement in accordance with SEC rules. This vote is not intended to address any specific item of compensation, but rather the overall compensation of the company's named executive officers and the philosophy, policies and practices described in this proxy statement.
The compensation of the company's named executive officers subject to the vote is disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related narrative disclosure contained in this proxy statement. As discussed in those disclosures, the company believes that its compensation policies and decisions are focused on pay-for-performance principles, strongly aligned with our stockholders' interests and consistent with current market practices. Compensation of the company's named executive officers is designed to enable the company to attract and retain talented and experienced executives to lead the company successfully in a competitive environment.
Our executive compensation program has been designed to retain and encourage a talented, motivated and focused executive team by providing competitive compensation within our market. We believe that our executive compensation program provides an appropriate balance between salary and “at-risk” forms of variable incentive compensation, as well as a mix of incentives that encourage executive focus on both short- and long-term goals as a company without encouraging inappropriate risks to achieve performance.
Highlights of our program include:

•
A mixture of salary and variable incentive compensation that provides for a substantial portion of executive compensation to be “at-risk” and dependent on our performance as a company which aligns the interests of executive officers with those of the company's stockholders;

•
Long-term, equity-based incentive compensation to align the interests of executive officers with stockholders and to provide each executive officer with an incentive to manage the company from the perspective of an owner with an equity stake in the business; and

•
A compensation “claw-back” policy which conditions the earning and payment of any cash or stock bonuses to executive officers on an agreement to repay a portion of such bonuses in the event of a restatement resulting from intentional misconduct by such officers.

Accordingly, the Board is asking the stockholders to indicate their support for the compensation of the company's named executive officers as described in this proxy statement by casting a non-binding advisory vote “FOR” the following resolution:
“RESOLVED, that the compensation paid to the Power Integrations' named executive officers, as disclosed in the proxy statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”
Because the vote is advisory, it is not binding on the Board or the company. Nevertheless, the views expressed by the stockholders, whether through this vote or otherwise, are important to management and the Board and, accordingly, the Board and the Compensation Committee intend to consider the results of this vote in making determinations in the future regarding executive compensation arrangements.

Advisory approval of this proposal requires the vote of the holders of a majority of the shares present in person or represented by proxy and voting on this proposal at the Annual Meeting. Abstentions and broker non-votes will have no effect.
THE BOARD RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL 2

PROPOSAL 3

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has selected Deloitte & Touche LLP as Power Integrations' independent registered public accounting firm for the fiscal year ending December 31, 2015, and the Board has directed that management submit the selection of Deloitte & Touche LLP as Power Integrations' independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. Deloitte & Touche LLP has audited Power Integrations' financial statements since 2005. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
Neither Power Integrations' Bylaws nor other governing documents or law require stockholder ratification of the selection of Deloitte & Touche LLP as Power Integrations' independent registered public accounting firm. However, the Board is submitting the selection of Deloitte & Touche LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of Power Integrations and its stockholders.
The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and voting on this proposal at the Annual Meeting will be required to ratify the selection of Deloitte & Touche LLP. Abstentions and broker non-votes will not be counted for any purpose in determining whether this matter has been approved.
Principal Accountant Fees and Services
The following table represents aggregate fees billed to Power Integrations for the fiscal years ended December 31, 2014, and December 31, 2013, by Deloitte & Touche LLP, Power Integrations' independent registered public accounting firm (in thousands).

	Fiscal 2014	Fiscal 2013
Audit Fees(1)	$1,173	$1,115
Audit-Related Fees(2)	94	—
Tax Fees(3)	185	187
All Other Fees(4)	18	—
Total Fees	$1,470	$1,302
______________________

(1)
Audit fees consist of fees billed for professional services rendered for the audit of our consolidated annual financial statements and review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by Deloitte & Touche LLP in connection with statutory and regulatory filings or engagements. Audit fees for 2014 and 2013 include fees for professional services rendered for the audits of the effectiveness of internal control over financial reporting.

(2)	In 2014, audit-related fees pertained to professional services rendered in connection with our acquisition of Cambridge Semiconductor Limited.

(3)	In 2014 and 2013, tax fees related primarily to tax planning and tax compliance advice.

(4)	In 2014, all other fees related primarily to our 2014 IRS tax settlement.
All fees described above were approved by the Audit Committee.
Pre-Approval Policy and Procedures
The Audit Committee has a policy to approve in advance the engagement of the independent registered public accounting firm for all audit services and non-audit services, based on independence, qualifications and, if applicable, performance, and approve the fees and other terms of any such engagement; provided, however, that the Audit Committee may establish pre-approval policies and procedures for any engagement to render such services, provided that such policies and procedures (a) are detailed as to particular services, (b) do not involve delegation to management of the Audit Committee's responsibilities, and (c) provide that, at its next scheduled meeting, the Audit Committee is informed as to each such service for which the independent auditor is engaged pursuant to such policies and procedures. In addition, the Audit Committee may delegate to one or more members of the committee the authority to grant pre-approvals for such audit and non-audit services, provided that (1) the decisions of such member(s) to grant any such pre-approval shall be presented to the Audit Committee at its next scheduled meeting and (2) the Audit Committee has established policies and procedures for such pre-approval of services consistent with the requirements of clauses (a) and (b) above.
THE BOARD RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL 3.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD*

During 2014, three independent, non-employee directors composed the Audit Committee: Messrs. Bickell, Iyer and Dr. George.
Management is responsible for Power Integrations' internal controls and the financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of Power Integrations' consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Audit Committee's responsibility is to monitor and oversee these processes.
In this context, the Audit Committee has reviewed and discussed the audited consolidated financial statements for the fiscal year ended December 31, 2014, with management and Deloitte & Touche LLP. The Audit Committee has discussed with Deloitte & Touche LLP the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board (“PCAOB”). The Audit Committee has also received the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the PCAOB regarding the independent accountants' communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the accounting firm's independence.
Based on its discussions with management and the independent registered public accounting firm, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in Power Integrations' Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

AUDIT COMMITTEE

Balakrishnan S. Iyer (Chairman)
Alan D. Bickell
William L. George

___________________________________________________________
* The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of Power Integrations under the 1933 or 1934 Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information, as of March 12, 2015, with respect to the beneficial ownership of Power Integrations' common stock by:

•	each person known by Power Integrations to be the beneficial owner of more than 5% of Power Integrations common stock,

•	each executive officer named in the Summary Compensation Table,

•	each director and director nominee of Power Integrations, and

•	all executive officers and directors of Power Integrations as a group.

The address for each executive officer, director and director nominee named below is Power Integrations' principal executive offices located at 5245 Hellyer Avenue, San Jose, California 95138-1002.

	Beneficial Ownership
Beneficial Owners(1)	Number of Shares(2)	Percent of Total(3)
5% Stockholders
Neuberger Berman Group LLC(4) 605 Third Avenue New York, NY 10158	3,312,175	11.28%
Wasatch Advisors, Inc.(5) 505 Wakara Way Salt Lake City, UT 84108	2,558,917	8.72%
BlackRock, Inc.(6) 40 East 52nd Street New York, NY 10022	2,522,326	8.59%
The Vanguard Group(7) 100 Vanguard Blvd. Malvern, PA 19355	1,949,675	6.64%
Wellington Management Group LLP(8) c/o Wellington Management Company LLP 280 Congress Boston, MA 02210	1,737,987	5.92%
Invesco Ltd.(9) 1666 Peachtree Street NE Atlanta, GA 30309	1,632,332	5.56%
Named Executive Officers and Directors
Balu Balakrishnan(10)	907,248	3.03%
Sandeep Nayyar (11)	17,201	*
Douglas Bailey(12)	58,774	*
John Tomlin(13)	22,708	*
Clifford J. Walker(14)	106,247	*
Alan D. Bickell(15)	60,729	*
Nicholas E. Brathwaite(16)	68,281	*
Dr. William George(17)	48,435	*
Balakrishnan S. Iyer(18)	43,396	*
E. Floyd Kvamme(19)	301,703	1.03%
Steven J. Sharp(20)	87,599	*
All directors and current executive officers as a group (15 persons)(21)	1,722,321	5.71%
_________________
*     Less than 1%

(1)
Power Integrations believes that the persons named in the table have sole voting and dispositive power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws (where applicable) and to the information contained in the footnotes to this table.

(2)
A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days, such as upon the exercise of options to purchase common stock. Options to purchase common stock granted to executive officers under the 2007 Equity Incentive Plan and to our directors become exercisable when they vest.

(3)
Percentages are based on 29,359,326 shares of common stock outstanding on March 12, 2015, provided that any additional shares of common stock that a stockholder has the right to acquire within 60 days after March 12, 2015, or May 11, 2015, are deemed to be outstanding for the purposes of calculating that stockholder's percentage of beneficial ownership.

(4)
Based on Schedule 13G filed with the SEC on February 12, 2015, reporting beneficial ownership as of December 31, 2014. Each of Neuberger Berman Group LLC (“NBG”) and Neuberger Berman LLC (sub-advisor to NBG) has shared voting power with respect to 3,303,475 of the shares, and shared dispositive power with respect to all of the shares. Neuberger Berman Management LLC has shared voting and investment power with respect to 2,946,930 of the shares. Neuberger Berman Equity Funds has shared voting and investment power with respect to 2,633,700 of the shares. Neuberger Berman Group LLC and its affiliates may be deemed to be beneficial owners of the shares because they or certain affiliated persons have shared power to retain, dispose of or vote the securities of unrelated clients. Neuberger Berman Group LLC or its affiliated persons do not, however, have any economic interest in the securities of those clients. The clients have the sole right to receive and the power to direct the receipt of dividends from or proceeds from the sale of such securities. No one client has an interest of more than 5% of Power Integrations.

(5)	Based on a Schedule 13G/A filed with the SEC on February 17, 2015, reporting beneficial ownership as of December 31, 2014.

(6)
Based on a Schedule 13G/A filed with the SEC on January 22, 2015, reporting beneficial ownership as of December 31, 2014. BlackRock, Inc. has sole voting power with respect to 2,456,151 of the shares, and sole dispositive power with respect to all of the shares.

(7)
Based on Schedule 13G/A filed with the SEC on February 11, 2015, reporting beneficial ownership as of December 31, 2014. The Vanguard Group, Inc. has sole voting power with respect to 41,107 of these shares, sole investment power with respect to 1,911,568 of these shares, and shared dispositive power with respect to 38,107 of these shares.

(8)	Based on a Schedule 13G filed with the SEC on February 12, 2015, reporting beneficial ownership as of December 31, 2014.

(9)
Based on a Schedule 13G filed with the SEC on February 11, 2015, reporting beneficial ownership as of December 31, 2014. Invesco Ltd. has sole voting power with respect to 1,556,452 of the shares, and sole dispositive power with respect to all of the shares.

(10)
Consists of 243,695 shares held by the Balu and Mohini Balakrishnan Family Trust Dated 6-9-1993, of which Mr. Balakrishnan is a trustee, 15,975 shares of common stock issuable upon the vesting of restricted stock units and 585,809 shares of common stock issuable upon exercise of options exercisable within 60 days after March 12, 2015.

(11)
Includes 1,500 shares of common stock issuable upon the vesting of restricted stock units and 7,417 shares of common stock issuable upon exercise of options exercisable within 60 days after March 12, 2015.

(12)
Includes 2,625 shares of common stock issuable upon the vesting of restricted stock units and 56,149 shares of common stock issuable upon exercise of options exercisable within 60 days after March 12, 2015.

(13)
Consists of 3,000 shares of common stock issuable upon the vesting of restricted stock units and 13,499 shares of common stock issuable upon exercise of options exercisable within 60 days after March 12, 2015.

(14)
Includes 3,000 shares of common stock issuable upon the vesting of restricted stock units and 70,499 shares of common stock issuable upon exercise of options exercisable within 60 days after March 12, 2015.

(15)	Includes 55,666 shares of common stock issuable upon exercise of options exercisable within 60 days after March 12, 2015.

(16)	Includes 51,500 shares of common stock issuable upon exercise of options exercisable within 60 days after March 12, 2015.

(17)	Includes 42,372 shares of common stock issuable upon exercise of options exercisable within 60 days after March 12, 2015.

(18)	Includes 37,333 shares of common stock issuable upon exercise of options exercisable within 60 days after March 12, 2015.

(19)	Includes 59,000 shares of common stock issuable upon exercise of options exercisable within 60 days after March 12, 2015.

(20)	Includes 65,170 shares of common stock issuable upon exercise of options exercisable within 60 days after March 12, 2015.

(21)
Consists of shares held by each executive officer and director, including: 13,548 shares held by executive officers other than named executive officers; 5,300 shares of common stock issuable upon the vesting of restricted stock units to executive officers who are not named executive officers; and 4,624 shares of common stock issuable upon exercise of options to executive officers, who are not named executive officers, within 60 days after March 12, 2015; and the shares described in footnotes 10 through 20 above.

Equity Compensation Plan Information
The following table provides information about Power Integrations' common stock that may be issued upon the exercise of options and rights under all of the existing equity compensation plans as of December 31, 2014, which consist of the Power Integrations 1997 Stock Option Plan, the Power Integrations 1997 Outside Directors Stock Option Plan, the Power Integrations 1997 Employee Stock Purchase Plan and the Power Integrations 2007 Equity Incentive Plan. None of the company's existing equity compensation plans permit the repricing of stock appreciation rights or stock options for a lower exercise price or cash buyouts without stockholder approval.

Plan Category		Number of Securities to be Issued Upon Exercise of Outstanding Options and Rights (a)		Weighted-Average Exercise Price of Outstanding Options and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by security holders	1997 Stock Option Plan	479,308		$25.51	—
	1997 Outside Directors Stock Option Plan(1)	186,502		24.49	100,000
	1997 Employee Stock Purchase Plan	—		—	308,246
	2007 Equity Incentive Plan(2)	1,432,041	(3)	29.38	2,855,934	(4)
Equity compensation plans not approved by security holders		—		—	—
Totals		2,097,851		$27.32	3,264,180
____________________

(1)
On July 28, 2009, this plan was amended to generally prohibit outstanding options from being amended to reduce the exercise price of such outstanding options or canceled in exchanged for cash, other awards or options with a lower exercise price without stockholder approval.

(2)
On July 28, 2009, this plan was amended to generally prohibit outstanding options or stock appreciation rights from being canceled in exchange for cash without stockholder approval and already prohibited the repricing of any outstanding stock awards and the canceling and re-granting of any outstanding stock awards without stockholder approval.

(3)
All option awards, restricted stock units and performance-based awards issued under this plan are reflected in this column. The weighted-average exercise price of the options is included in column (b). The weighted-average exercise price does not take into account the shares issuable upon vesting of outstanding awards of restricted stock units and performance-based shares, as they have no exercise price.

(4)
Under the 2007 Equity Incentive Plan, stock options, restricted stock awards, restricted stock unit awards, stock appreciation rights, performance stock awards and “other stock awards” may be granted for the full amount of the share reserve except that the number of shares available for issuance under the 2007 Equity Incentive Plan is reduced by one (1) share for each share of stock issued pursuant to a stock option or a stock appreciation right and two (2) shares for each share of common stock issued pursuant to a restricted stock award, restricted stock unit award, or other stock award.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers, directors and persons who beneficially own more than 10% of our common stock to file initial reports of ownership and reports of changes in ownership with the SEC. These persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms that they file.
To our knowledge, based solely on review of the forms furnished to us and written representations that no other reports were required during the fiscal year ended December 31, 2014, we believe that all Section 16(a) filing requirements applicable to the executive officers, directors and persons who beneficially own more than 10% of our common stock were complied with in 2014.

COMPENSATION OF DIRECTORS
Cash Compensation. From January 1, 2014, to December 31, 2014, each of our directors, with the exception of Mr. Balakrishnan, received $9,000 per quarter to serve as a member of our Board, and the chairman of our Board received an additional $7,500 per quarter to serve in such capacity. Our non-employee directors do not receive per meeting fees.
In addition, each chairman of our Audit Committee, Compensation Committee and Nominating and Governance Committee, received in 2014, $5,000, $3,750, and $2,000 per quarter, respectively, for serving as chairpersons of these committees. The members of our Audit Committee, Compensation Committee and Nominating and Governance Committee who were not the chairperson of the respective committee, received in 2014, $2,000, $1,500 and $800 per quarter, respectively, to serve on these committees.
Non-employee directors are reimbursed for all reasonable travel and related expenses incurred in connection with attending Board and committee meetings.
Equity Awards. Additionally, directors who are not employees of Power Integrations each receive equity compensation.
Initial and annual equity incentive grants are made to non-employee directors primarily under the Power Integrations 2007 Equity Incentive Plan (the “2007 Plan”) as follows (the “Directors Equity Compensation Program”):

•
On the first trading day of July in each year (the “Regular Grant Date”), each continuing eligible director will receive a grant of an equity award in the form of restricted stock units or an option to purchase shares of common stock, at such director’s election, under the 2007 Plan with an aggregate value of $100,000 (the “ Equity Award”). Each such Equity Award would vest in full effective immediately prior to the commencement of the company's first annual meeting of stockholders in the year following the year of the Regular Grant Date, provided that the recipient is still providing services to the company as a director and provided, further, that 100% of the shares subject to such Equity Award would be deemed fully vested upon the occurrence of a “Change of Control”, as such term is defined in the 2007 Plan; and

•
A new eligible director generally would receive an Equity Award, which Equity Award shall consist entirely of RSUs or entirely of options, at such new eligible director's election, and shall be equal to the pro rated portion of the company's annual Equity Awards based on the time between the date the new director is appointed to the Board and the first trading day of Nasdaq in the month of July following such director's appointment.

•
The exercise price per share for options granted under the Directors Equity Compensation Program is the fair market value of a share of Power Integrations' common stock on the grant date as determined in accordance with the option agreements.

•	The Directors Equity Compensation Program will remain in effect at the discretion of the Board or the Compensation Committee.

Compensation of Other Directors. Mr. Balakrishnan, our chief executive officer and president, is not separately compensated for his services as a member of the Board.

The following table shows for the fiscal year ended December 31, 2014, certain information with respect to the compensation of all non-employee directors of Power Integrations:

Director Compensation for Fiscal Year 2014

Name	Fees Earned or Paid in Cash(1)	Restricted Stock Unit Awards(2)(3)	Total
Alan D. Bickell	$59,000	$99,988	$158,988
Balakrishnan S. Iyer	$59,200	$99,988	$159,188
Steven J. Sharp	$36,000	$99,988	$135,988
Nicholas E. Brathwaite	$39,200	$99,988	$139,188
E. Floyd Kvamme	$80,000	$99,988	$179,988
William L. George	$50,000	$99,988	$149,988
_________________

(1)	This column represents annual director fees and committee chairman fees earned in 2014.

(2)
The amounts shown in this column represent the grant date fair value for stock awards calculated in accordance with FASB ASC Topic 718. The grant date fair value was calculated by multiplying the closing stock price on the grant date by the number of shares awarded, reduced by the discounted present value of dividends expected to be declared before the awards vest. Only one restricted stock unit grant was made to each director in 2014, and therefore the grant date fair value in the table above reflects the grant date fair value of that restricted stock unit grant.

(3)
Restricted stock units to acquire the following aggregate number of shares were outstanding and held by our non-employee directors as of December 31, 2014: Mr. Bickell, 1,695; Mr. Iyer, 1,695; Dr. George, 1,695; Mr. Sharp, 1,695; Mr. Brathwaite, 1,695; and Mr. Kvamme, 1,695.

No stock options were issued to directors in 2014; however options to purchase the following aggregate number of shares were outstanding and held by our non-employee directors as of December 31, 2014: Mr. Bickell, 65,666; Mr. Iyer, 37,333; Dr. George, 42,372; Mr. Sharp, 65,170; Mr. Brathwaite, 63,166; and Mr. Kvamme, 59,000.
An Equity Award with an aggregate value of approximately $100,000 was granted to each non-employee director on July 1, 2014. No other Equity Awards were granted to non-employee directors in 2014. The restricted stock unit grants will vest and the underlying stock will issue immediately prior to the company's 2015 Annual Meeting of Stockholders, subject to the non-employee director’s continued service. The number of restricted stock units issued under such Equity Award was calculated as $100,000 divided by fair market value of a share of common stock on the date of grant.

COMPENSATION OF EXECUTIVE OFFICERS
Compensation Discussion and Analysis
The primary objectives of the Compensation Committee of the Board with respect to executive compensation are as follows:

1.	To attract and retain qualified executive management;

2.	To fairly compensate executives for the value of work provided;

3.	To compensate executives for achieving specific company goals and objectives;

4.	To align the incentives of our executives with the interests of our stockholders by providing equity awards to executives so that each executive has a meaningful ownership interest in our company; and

5.	To implement executive compensation programs in an objective and non-discriminatory manner.
To achieve these objectives, the Compensation Committee implements and maintains compensation plans that tie a substantial portion of the executives' overall compensation to our company's financial performance and the price of our common stock. Overall, an executive's total compensation is intended to create an executive compensation program that is set at levels competitive with the executive compensation paid by other comparable public technology companies.
Role of Our Chief Executive Officer in Determining Compensation. Mr. Balakrishnan, Power Integrations' chief executive officer, reviews with the Compensation Committee on a regular basis our compensation philosophy and programs, including with respect to the named executive officers (the executive officers appearing in our summary compensation table in this proxy), so that the Compensation Committee can make any changes necessary to keep the company's compensation philosophy and programs aligned with the company's business objectives. Mr. Balakrishnan makes recommendations to the Compensation Committee with respect to the compensation of the named executive officers. The Compensation Committee also utilizes an outside compensation consultant to stay abreast of developments in the competitive landscape for executive compensation. The Compensation Committee considers, but is not bound to and does not always accept, management's and the outside consultant's recommendations with respect to executive compensation. The Compensation Committee discusses Mr. Balakrishnan's compensation with him, but deliberates and makes decisions with respect to Mr. Balakrishnan's compensation without him present.

Mr. Balakrishnan and other executive officers attend some of the Compensation Committee's meetings, but leave the meetings as appropriate when matters of executive compensation specific to them are discussed or voted upon.
Comparative Compensation Analysis and Role of Compensation Consultant. Power Integrations generally aligns both its cash and equity compensation to market comparables. In 2003 the Compensation Committee engaged an independent compensation consulting firm, Meyercord & Associates, Inc. (“Meyercord”), to assist in the analysis of compensation survey data. Meyercord has been engaged by the Compensation Committee since that time, including through 2014 and into 2015. Meyercord attends Compensation Committee meetings from time to time and provides peer-group analysis, feedback and recommendations to the Compensation Committee. In addition to survey data, the Compensation Committee considers from time to time information reported in peer companies' SEC filings for all elements of compensation, including salary, annual cash and equity incentive or bonus compensation, and equity compensation.
In 2014, Meyercord performed a review of the performance metrics (revenue and non-GAAP operating income) used in connection with the establishment of the company's 2014 performance-based incentive plan (the "2014 Plan"), including the number of performance stock units ("PSUs") granted to each of the named executive officers, and the revenue target used in connection with the company's grant of long-term performance-based restricted stock units ("PRSUs"). Meyercord also performed a review of the equity compensation for Mr. Balakrishnan and the named executive officers for 2014.
In performing the 2014 compensation analysis the Compensation Committee considered peer companies to be companies in the semiconductor industry or closely related businesses with annual revenues in the range of approximately 50% to 200% of Power Integrations' revenues and/or an enterprise value of approximately 50% to 200% of Power Integrations' enterprise value. The Compensation Committee did consider a few similar companies that were outside of the above-mentioned ranges because these companies were generally otherwise comparable to Power Integrations. Other companies considered for inclusion as peers included those with similar global scope and complexity, and businesses falling into specific categories of semiconductors and related services, such as integrated circuits, semiconductor solutions and computer communications. The peer group that resulted from this screening method consisted of 14 companies and was large and diverse enough that the addition or elimination of any one company did not alter the overall analysis materially. This list differed from the 20 companies in the prior year’s list by the addition of two new companies meeting these criteria and elimination of eight companies as they no longer met the criteria.
The full list of fourteen companies was as follows:

Company Name	Company Name
Applied Micro Circuits Corporation	Intersil Corporation
Cavium Networks, Inc.	Lattice Semiconductor Corporation
Cirrus Logic, Inc.	Micrel, Inc.
Fairchild Semiconductor International, Inc.	Monolithic Power Systems, Inc.
Hittite Microwave Corporation	Semtech Corporation
Integrated Device Technology, Inc.	Silicon Labs
International Rectifier Corporation	Triquint Semiconductor, Inc.

In 2014, the Compensation Committee continued to utilize approximately the 50th percentile as a general reference point, but not a specific target, for the aggregate value of base salary and target short-term equity incentive compensation for the named executive officers, and the 75th percentile as a general reference point, but not a specific target, for long-term equity incentive compensation. The Compensation Committee continued to utilize a higher general reference point for long-term equity incentive compensation than the other components of executive compensation to provide a stronger incentive to the executive officers to manage the company as owners with equity stakes in the business. The Compensation Committee deviated from the general reference points for certain of the executive officers depending on the particular officer's experience level, pay history, and performance.
In 2014, Meyercord again performed an analysis of Mr. Balakrishnan's and the named executive officer's equity compensation and recommended that the equity grants for 2014 be the combination of restricted stock units ("RSUs"), PSUs and PRSUs rather than only PSUs and RSUs as was granted in 2013. The Compensation Committee approved the grant of PRSUs as it believed it was in the best interests of the company to establish long-term performance incentives to the named executive officers pursuant to which shares of our common stock would be issued to our named executive officers upon the company's achievement of long-term performance, namely established targets of 2016 revenues. The PRSUs grants are intended to promote and retain stability within the executive team by setting multi-year performance targets.

The Compensation Committee is not bound by award formulas and is free to exercise its discretion to adjust salaries, bonus awards and equity awards. Generally, in arriving at compensation levels the Compensation Committee also considers the pay history of each executive, the relative pay among executives, the performance of the company and the performance and experience of each executive.

The Role of Stockholder Say-on-Pay Votes. In the 2011 annual meeting, the company's stockholders indicated, on an advisory basis, a preference for annual (rather than bi- or tri-annual) stockholder advisory votes on compensation of the company's named executive officers; the Board has adopted the stockholders' indicated preference. In each of 2011, 2012, 2013 and 2014, Power Integrations provided its stockholders with the opportunity to cast an advisory vote on executive compensation, and at each of the 2011, 2012, 2013 and 2014 annual meetings of stockholders, the company's stockholders approved the company's executive compensation plans. In 2011, 2012, 2013 and 2014, more than 99%, 95%, 94% and 95%, respectively, of the shares present and entitled to vote at the annual meetings of stockholders were cast in favor of the compensation of the company's named executive officers. In each case, the Compensation Committee viewed this approval as a strong endorsement of our compensation policies and practices and continued to conduct itself consistent with past practice in establishing the following year's base salaries and equity compensation. Although the stockholder vote is non-binding, the Compensation Committee will consider the outcome of future votes when making future compensation decisions for named executive officers.

Executive Compensation Components
The company's 2014 executive compensation plan (the 2014 Plan) comprised the following components:
a) base salary,
b) short-term performance-based equity incentive awards ("PSUs),
c) long-term performance-based equity incentive awards ("PRSUs") and
d) long-term time-based equity incentive awards ("RSUs").
In addition, the named executive officers are eligible to participate in our health and welfare programs, employee stock purchase plan (subject to limitations), 401(k) plan, and other benefit programs generally available to employees of the company.
Base Salary. We pay a base salary to each of our named executive officers to provide an appropriate and competitive base level of current cash income. The Compensation Committee generally reviews base salaries annually, and adjusts them from time to time to realign salaries with perceived market levels after taking into account individual responsibilities, performance and experience. In 2014, the Compensation Committee granted salary increases of approximately 12% for the company's chief executive officer and approximately 3% for other named executive officers. The 3% increase was consistent with adjustments made for the company's overall employee base, and consistent with peer company salary levels for analogous positions. With respect to the company's chief executive officer, the Compensation Committee increased the CEO's salary to bring it closer to, but still below, the median of the above-mentioned peer companies.
Short-term Performance-based Equity Incentive Awards. The Compensation Committee believes that a substantial portion of the annual compensation for each executive officer should be in the form of variable (i.e., performance-based) equity incentive awards ("equity bonus"). These awards are intended to compensate officers for achieving annual financial goals at the corporate level. The Compensation Committee utilizes these awards to attract and retain qualified executives, align their interests with those of the company's stockholders, and provide appropriate executive and leadership incentives.
In 2014, as in the years 2009 through 2013, the Compensation Committee determined to award short-term incentives in the form of PSUs. The aggregate value of PSUs awarded on the grant date to all of the named executive officers, excluding the CEO, was approximately 11% higher than the equity bonuses awarded pursuant to the 2013 plan. The increase was awarded to bring the value of the PSU awards closer to, but still below, the peer median for the company's officers (other than the CEO) as a group. The Compensation Committee determined to award Mr. Balakrishnan PSUs in the amount 58% higher than the previous year to bring his annual equity bonus to the median level of our 2014 peer companies. The PSUs are awarded at the beginning of the fiscal year in the amount of 200% of the number of shares that will ultimately vest if the target goals are met but not exceeded. The PSUs vest depending on the extent to which the company meets or exceeds the minimum performance criteria discussed under “Mechanics of 2014 Short-term Equity Incentive Plan” below; the amount of shares vesting can range from zero to 100% of the shares awarded, with half of the awarded shares vesting if the target goals are met but not exceeded.
In 2014, the Compensation Committee utilized a Radford Survey analysis and peer group analysis directly comparing the value of individual 2014 target PSU awards with the short-term incentive compensation paid to officers in analogous positions at peer companies in verifying the Compensation Committee's general reference point for the 2014 target payments. The value of the PSU grants for each officer at target was below the 50th percentile of the value of cash targets for each position in the Radford survey. Overall, the value of 2014 PSU target compensation was approximately 89% of the annual base salary for the company's chief executive officer and approximately 40% - 42% of annual base salary for the company's other named executive officers. These percentages increased compared to 2013 as the Compensation Committee deemed it appropriate to increase the PSU value of the CEO and the company's other named officers to come closer to our peer company median value for similar compensation.
Mechanics of 2014 Short-term Equity Incentive Awards
For the 2014 Plan, the Compensation Committee determined that the number of shares subject to the PSUs that would ultimately vest, and therefore our officers would receive, would be determined based upon the company's 2014 performance in two areas: revenue and non-GAAP operating income. The Compensation Committee's intent in the design of the Plan was (1) to emphasize revenue growth, which accounted for the increase in the revenue component percentage from 40% in 2013 to 50% in 2014, and (2) to focus management on operating profitability, which component percentage also increased from 40% in 2013 to 50% in 2014, by tying vesting to non-GAAP operating income (as defined below). The weighting of these components was as follows:

	Threshold(1)	Target(2)	Maximum(3)
Revenue	0%	50%	100%
Non-GAAP Operating Income	0%	50%	100%
Total	0%	100%	200%
__________________

(1)
No performance stock units would vest if Power Integrations' 2014 actual revenue and actual non-GAAP operating income did not exceed at least an established minimum amount as set forth in the 2014 Plan.

(2)
Target represents the number of performance stock units which would vest if Power Integrations' 2014 actual revenue and actual non-GAAP operating income met but did not exceed the established target amount as set forth in the 2014 Plan.

(3)
Maximum represents the maximum awards which could vest if Power Integrations' 2014 actual revenue and actual non-GAAP operating income met or exceeded the established maximum amounts as set forth in the 2014 Plan.

“Non-GAAP operating income” means operating income for 2014 determined in accordance with GAAP but excluding the following items: (i) stock-based compensation expenses recorded under Accounting Standard Codification 718-10; (ii) acquisition-related expenses; (iii) amortization of acquisition-related intangible assets and the fair-value write-up of acquired inventory; and (iv) any other adjustment made to arrive at the company’s non-GAAP financial information as presented in the company’s SEC filings. The Compensation Committee excluded these items because the Compensation Committee reasoned that these items were not indicative of operating performance and did not relate to achieving Power Integrations' compensation objectives.

The Compensation Committee believed the metrics of the 2014 Plan were directly tied to the company's core operating performance, were key factors in driving stockholder value, and were important business elements that Power Integrations' executives could meaningfully influence. By focusing on these metrics, the Compensation Committee sought to align the financial interests of the company's executives with those of the company's stockholders.
Revenue Component:
The revenue component made up 50% of the vesting criteria for the PSU awards under the terms of the 2014 Plan. The PSUs would not vest for the named executive officers with respect to the revenue component of the 2014 Plan if 2014 revenues failed to exceed $360 million. As our actual 2014 revenue did not reach the threshold of $360 million, under the terms of the 2014 Plan, the portion of the PSUs related to the revenue component did not vest.

If actual revenues had exceeded $360 million, the number of shares subject to the PSUs vesting would have increased linearly from zero at $360 million of revenue up to 100% of the target vesting at the revenue target amount at $380 million of revenue, and linearly from that level up to 200% of the target vesting at the revenue target amount at $400 million of revenue. The maximum percentage of the revenue target amount that could have been earned under the revenue component of the 2014 Plan was 200%.

The company regards revenue growth as a key measure of its success, and maintains a goal of growing revenues at a rate exceeding that of the analog semiconductor industry as reported by World Semiconductor Trade Statistics ("WSTS"). The Compensation Committee set the above revenue thresholds based on the prevailing macroeconomic and industry conditions, intending that the difficulty of attaining the thresholds would be consistent with that of prior years, i.e., that the target and maximum levels under the 2014 Plan represented challenging, aggressive goals.

Non-GAAP Operating Income Component:
The PSUs would not vest for the named executive officers with respect to the non-GAAP operating income component of the 2014 Plan if 2014 non-GAAP operating income failed to exceed $77.7 million. As our actual 2014 non-GAAP operating income did not reach the threshold of $77.7 million, under the terms of the 2014 Plan, the portion of the PSUs related to the non-GAAP operating income component did not vest.

If actual non-GAAP operating income had exceeded $77.7 million, the number of shares subject to the PSUs vesting would have increased linearly from zero at $77.7 million of non-GAAP operating income up to 100% of the target vesting at the non-GAAP operating income target amount at $86.4 million, and linearly from that level up to 200% of the target vesting at the non-GAAP operating income target amount at $90.6 million of non-GAAP operating income. The maximum vesting attainable under the non-GAAP operating income component of the plan would have been 200% of the non-GAAP operating income target amount. The non-GAAP operating income thresholds were derived from the revenue thresholds based on the Board-approved budget for 2014. The Compensation Committee believed that reaching these levels would have been unlikely without market-share gains and operational effectiveness resulting in margin expansion.

Long-term Equity Incentive Awards. In 2014, the Compensation Committee approved grants of time-based restricted stock units and long-term performance stock units. The RSU awards have a four-year vesting period with one-fourth of the RSUs vesting on each anniversary of the grant-date over four years, in accordance with the company's standard vesting schedule for RSUs. The PRSU awards will vest (referred to as a “pay out” below) based on company performance measured against an established 2016 revenue target. As with the PSUs, the PRSUs are awarded in the amount of 200% of the number of shares that will ultimately vest if the target goals are met but not exceeded, with the full amount vesting if the maximum level of 2016 revenue is met or exceeded. The 2016 revenue target level is intended to have a difficulty in attainment level consistent with the company’s 2013 target net revenue level with the additional element of achieving a multi-year target for net revenue growth. The portion of PRSUs that will vest will be calculated based on the company’s actual 2016 net revenue as compared to the established minimum, target and maximum 2016 revenue amounts, and will vest in early 2017 upon determination by the Compensation Committee of the achievement of the vesting criteria. In the event of any mergers, acquisitions or divestitures, the net revenue target shall be adjusted based on an approved plan presented to the Board. The net revenue target will be further adjusted for any patent or other litigation settlements or judgments should the effect of such events, if any, impact the company’s net revenue during the performance period.
No pay-out will be made in early 2017 under the 2014 PRSU Plan if the company's 2016 actual net revenue does not exceed at least the established minimum net revenue amount. To the extent 2016 actual net revenue increases above the minimum amount of net revenue, the pay-out increases linearly from zero at the minimum amount of net revenue up to 100% of the target amount when actual net revenue equals the target net revenue, and continues increasing thereafter as actual net revenue increases, up to a maximum of 200% of the target amount when actual net revenue equals or exceeds the established maximum net revenue to achieve the maximum amount of pay out for the PRSU.

Determination of Amounts of RSUs and PRSUs

The Compensation Committee approved a target PRSU grant of 12,900 units, and an RSU grant of 38,800 units to Mr. Balakrishnan, the aggregate target grant-date fair value of these grants was $2.8 million. The Compensation Committee considered the value of PRSU grants as a percentage of the total long-term equity awards. For the CEO's 2014 grants, the Compensation Committee decided to award 25% in the form of PRSUs and 75% in the form of RSUs. This percentage was deemed appropriate considering the difficulty of setting performance criteria for the longer term in an industry experiencing constant and disruptive change. The Compensation Committee set the total long-term incentive grants between the 50th and 75th percentiles of peer companies to compensate Mr. Balakrishnan for his contribution to the company, his performance and leadership.

The Compensation Committee approved target grants of 2,300 and 6,900 units (PRSUs and RSUs, respectively) with an aggregate grant-date fair value of approximately $0.5 million to Mr. Bailey; 2,850 and 8,550 units (PRSUs and RSUs, respectively) with a grant-date fair value of approximately $0.6 million to Mr. Nayyar; 2,000 and 6,000 units (PRSUs and RSUs, respectively) with an aggregate grant-date fair value of approximately $0.5 million to Mr. Tomlin; and 2,400 and 7,200 units (PRSUs and RSUs, respectively) with an aggregate grant-date fair value of approximately $0.5 million to Mr. Walker. The total value of the long-term incentive awards for the officers was determined considering both the relative contribution of each executive to the performance of the company, and the long term incentive pay of peer companies along with data from Radford. As a group, the long-term incentive grants to the named executive officers other than the CEO were between the 50th and 75th percentile.

While vested RSUs are not subject to a holding period, the Compensation Committee believes that granting RSUs with long vesting periods creates a substantial retention incentive and also encourages the company's executives to focus on the company's long-term business objectives.
Stock Ownership Guideline. In April 2013, the company established a CEO stock-ownership guideline. The company believes that ownership of the company's stock is an effective means to reinforce alignment of the CEO's interests with those of the company's stockholders. Our CEO is required to own a number of shares of the company's common stock having a value equal to at least his current base salary. This stock ownership guideline provides for a five-year period to attain the target ownership level beginning on the date this guideline was adopted by the Compensation Committee.

Employment Agreements. The named executive officers are employed at will. Based on the company's desire to link executive compensation with performance, the executive-compensation program does not include employment agreements.

Other Compensation. Our executive officers are party to benefits agreements and offer letters (“Employment Benefits Agreements”) that contain provisions regarding severance benefits in the event the executive is terminated without cause, resigns for good reason or is terminated within 18 months following a change of control or Mr. Balakrishnan ceasing to be our chief executive officer (a “Termination upon Change of Control”). In the event of a termination without cause or resignation for good reason these benefits include (i) a cash severance payment based upon the executive's highest annual salary from the company in the preceding three years and 50% of the value of the executive’s annual performance bonus at the maximum applicable performance level (100% in the case of Mr. Balakrishnan), (ii) payment of a pro-rated portion, based on the number of days served in the performance period, of the executive's targeted annual performance bonus at the maximum applicable performance level, (iii) the pro-rated portion of any PRSUs earned prior to termination at the performance level as determined by the Board or Compensation Committee on the date of determination, (iv) continued health coverage and (v) in the case of Mr. Balakrishnan, accelerated vesting of stock options and restricted stock units. If the executive incurs a Termination upon Change of Control, the benefits include (i) a cash severance payment based upon the executive's highest annual salary from the company in the preceding three years and 50% of the value of the executive’s annual performance bonus at the maximum applicable performance level (200% in the case of Mr. Balakrishnan and up to 100% in the case of any senior executives), (ii) payment of a pro-rated portion of the executive's targeted annual performance bonus at the maximum applicable performance level, (iii) 100% accelerated vesting of outstanding PSUs and PRSUs at the maximum applicable performance level, (iv) in the case of a change of control without termination, 25% accelerated vesting of stock options and RSUs, provided, however (a) Mr. Balakrishnan’s stock options and RSUs vest in full, and (b) 50% (or 100% if a senior executive) of all stock options and RSUs shall vest in full prior to Change of Control to the extent the acquiring company does not assume the company's stock options and restricted stock units. After a set age, if an executive officer retires following an extended amount of service to our company, the executive officer may also receive continued health plan coverage, a pro-rated portion of any PRSUs earned prior to termination at the performance level as determined by the Board or Compensation Committee, and extended time to exercise stock options pursuant to the Employment Benefits Agreements. The Compensation Committee approved these Employment Benefits Agreements because it believes these severance provisions are necessary to retain our current executives and to attract future executives. The level of benefits under the Employment Benefits Agreements was established by the Compensation Committee to provide retention incentives in line with similar incentives at comparable companies. Certain of these severance benefits are coupled with non-competition and non-solicitation obligations intended to protect our proprietary data that might not be enforceable in the absence of additional consideration. The severance benefits are also intended to attract and retain executive officers by mitigating the risk of employment and compensation loss due to a change of control. A summary of the material terms of these Employment Benefits Agreements, together with a quantification of the benefits available under the benefits agreements, may be found in the section below entitled “Summary of Executive Compensation-Employment Contracts and Termination of Employment and Change of Control Agreements.”

Perquisites and Generally Available Benefit Programs. We annually review the perquisites that named executive officers receive. Our named executive officers, like our other employees, are eligible to participate in our employee stock purchase plan. In addition, the named executive officers may participate in the various employee benefit plans that are generally available to all employees, including medical, vision and dental care plans; flexible spending accounts for healthcare; life, accidental death and dismemberment and disability insurance; and paid time off.
We also maintain a 401(k) retirement savings plan for the benefit of all of our employees, including our named executive officers. In 2014, Power Integrations contributed to the employee 401(k) plan; the plan provided a contribution match of 3% of salary up to maximum of $7,800 for each U.S. employee. In 2013, the company contributed 3% of salary up to maximum of $7,650 to the employee 401(k) plan. In 2012, Power Integrations did not contribute to the employee 401(k) plan. The company's contribution is discretionary and the decision to contribute is made by the company each year based on business conditions. We do not provide specified retirement programs such as pension plans, or deferred compensation plans. We provide certain retirement benefits to the named executive officers, as described below under the heading “Retirement Benefits.”

Federal Tax Considerations. Section 162(m) of the Internal Revenue Code of 1986, as amended, limits

Power Integrations to a deduction for federal income tax purposes of no more than $1 million of compensation paid to certain named executive officers in a taxable year. Compensation above $1 million may be deducted if it is “performance-based compensation” within the meaning of the Internal Revenue Code. For 2014, the deduction for compensation paid to certain executive officers was limited. The tax effects of Internal Revenue Code Section 162(m) are considered in establishing appropriate executive compensation.
Compensation “Claw-back”. In 2009, we implemented a compensation “claw-back” mechanism with respect to compensation of our executive officers. The claw-back conditions the payment of any cash or equity bonuses to executive officers on an agreement to repay a portion of the bonuses in the event of a financial restatement resulting from intentional misconduct by the officers. Specifically, any officer determined by the Board to have engaged in intentional misconduct resulting in material noncompliance by the company with any financial reporting requirements of federal securities laws, in turn resulting in the restatement of any financial statement filed in the twelve months prior to the bonus payout, will reimburse the company the difference between the amount of any bonus received and the amount the officer would have received had the amount of the bonus been calculated based on the restated financial statements.

Compensation Committee Report 1
The Compensation Committee of the Board of Directors of Power Integrations has reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement. Based on this review and discussion, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated into Power Integrations' Annual Report on Form 10-K for the fiscal year ended December 31, 2014.
Compensation Committee:

Alan D. Bickell (Chairman)
William L. George
E. Floyd Kvamme
______________________________________

[1]
The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of Power Integrations under the Securities Act of 1933 or the Securities Exchange Act of 1934 Act, whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.

Summary of Executive Compensation
The following table shows the compensation awarded to, or earned by, our chief executive officer, our chief financial officer and our three other most highly compensated executive officers serving in such capacity at December 31, 2014. We refer to these employees collectively as our “named executive officers.”
Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus(1)	Stock Awards(2)	Option Awards(3)	Change in Retirement Value and Nonqualified Deferred Compensation Earnings(4) ($)	All Other Compensation	Total
Balu Balakrishnan	2014	$505,538	$1,500	$4,415,774	$0	$0	$8,724	$4,931,536
President and Chief	2013	$462,692	$17,750	$2,348,237	$0	$0	$8,574	$2,837,253
Executive Officer	2012	$446,731	$11,000	$1,646,695	$915,305	$1,136	$924	$3,021,791

Sandeep Nayyar	2014	$308,769	$0	$1,049,809	$0	$0	$8,612	$1,367,190
Chief Financial	2013	$298,692	$0	$727,203	$0	$0	$8,435	$1,034,330
Officer	2012	$287,365	$0	$490,337	$219,673	$0	$766	$998,141

Douglas ("Doug") Bailey	2014	$288,692	$0	$877,379	$0	$0	$8,559	$1,174,630
Vice President,
Marketing(5)

John Tomlin	2014	$318,807	$0	$832,884	$0	$0	$8,638	$1,160,329
Vice President,	2013	$308,731	$0	$656,506	$0	$0	$8,462	$973,699
Operations	2012	$298,654	$0	$490,337	$219,673	$0	$792	$1,009,456

Clifford Walker	2014	$308,769	$0	$929,562	$0	$0	$8,612	$1,246,943
Vice President,	2013	$298,692	$0	$656,506	$0	$0	$8,435	$963,633
Corporate	2012	$288,615	$0	$490,337	$219,673	$0	$766	$999,391
Development

__________________

(1)	The “Bonus” to Mr. Balakrishnan in 2014, 2013 and 2012, was awarded for his work on several patents that were assigned to Power Integrations.

(2)
The grant-date fair value for all stock awards has been calculated in accordance with FASB ASC Topic 718. In the case of time-based restricted stock units the grant-date fair value was calculated by multiplying the closing stock price on the grant date by the number of shares awarded, reduced by the discounted present value of dividends expected to be declared before the awards vest. In the case of long-term performance stock units made in 2014, and performance stock units made pursuant to Power Integrations' 2014, 2013 and 2012 equity incentive bonus plans, all of which were subject to certain performance conditions, as further described in the “Compensation Discussion & Analysis” section, the fair value at the grant date is based upon the probable outcome of the satisfaction of the performance conditions which was the same as the value of the award at the grant date assuming the highest levels of performance conditions were achieved. The grant-date fair value was calculated by multiplying the closing stock price on the grant date by the maximum number of shares awarded, reduced by the discounted present value of dividends expected to be declared before the awards vest.

(3)
The dollar amounts in this column reflect the aggregate grant date fair value calculated in accordance with FASB ASC Topic 718 for awards granted during the fiscal year. We did not grant stock options to our named executive officers in the years ended December 31, 2014 and 2013. For information on the assumptions used to calculate the value of the awards for 2012, refer to Note 3, “Stock Plans and Share Based Compensation”, to Power Integrations' consolidated financial statements in its Annual Report on Form 10-K for the year ended December 31, 2014, as filed with the SEC on February 10, 2015.

(4)
Includes an estimate of the aggregate change in the actuarial present value of each named executive officer's accumulated benefit under the named executive officer's retirement plan. The table excludes the negative aggregate change in the actuarial present value in 2014 of Mr. Balakrishnan, Mr. Nayyar, Mr. Bailey, Mr. Tomlin and Mr. Walker's accumulated benefits under the named executive officers' retirement plan in the amount of ($7,604), ($4,767), ($2,919), ($2,946) and ($7,303), respectively. The table also excludes the negative aggregate change in the actuarial present value in 2013 of Mr. Balakrishnan, Mr. Nayyar, Mr. Tomlin and Mr. Walker's accumulated benefits under the named executive officers' retirement plan in the amount of ($2,268), ($1,791), ($1,189) and ($1,889), respectively, and excludes the negative aggregate change in the actuarial present value in 2012 of Mr. Nayyar, Mr. Walker and Mr. Tomlin's accumulated benefits under the named executive officers' retirement plan in the amounts of ($2,021), ($2,201) and ($4,098), respectively. The narrative and footnotes following the Retirement Benefits table below provides additional detail about Power Integrations' retirement plans.

(5)	Mr. Bailey was not a named executive officer in 2013 and 2012.

Grants of Plan-Based Awards in 2014
The following table shows for the fiscal year ended December 31, 2014, certain information regarding grants of plan-based awards to the named executive officers:

Name	Grant Date	Committee Approval Date of Stock Grants	Estimated Future Payouts Under Equity Short-term Incentive Plan Awards and Long-term Performance-based Incentive Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units	Grant Date Fair Value of Stock Awards(5)
			Threshold	Target	Maximum
Balu	1/29/2014	1/29/2014(2)	—	6,500	13,000	—	$761,154
Balakrishnan	5/1/2014	5/1/2014(2)	—	1,700	3,400	—	$166,227
	1/29/2014	1/29/2014(3)	—	8,300	16,600	—	$958,878
	5/1/2014	5/1/2014(3)	—	4,600	9,200	—	$441,139
	1/29/2014	1/29/2014(4)	—	—	—	24,900	$1,428,464
	5/1/2014	5/1/2014(4)	—	—	—	13,900	$659,912
Sandeep	1/29/2014	1/29/2014(2)	—	2,200	4,400	—	$257,621
Nayyar	1/29/2014	1/29/2014(3)	—	2,250	4,500	—	$259,937
	11/3/2014	10/29/2014(3)	—	600	1,200	—	$58,347
	1/29/2014	1/29/2014(4)	—	—	—	6,750	$387,234
	11/3/2014	10/29/2014(4)	—	—	—	1,800	$86,670
Doug	1/29/2014	1/29/2014(2)	—	2,000	4,000	—	$234,201
Bailey	1/29/2014	1/29/2014(3)	—	1,900	3,800	—	$219,502
	11/3/2014	10/29/2014(3)	—	400	800	—	$38,898
	1/29/2014	1/29/2014(4)	—	—	—	5,700	$326,998
	11/3/2014	10/29/2014(4)	—	—	—	1,200	$57,780
John	1/29/2014	1/29/2014(2)	—	2,200	4,400	—	$257,621
Tomlin	1/29/2014	1/29/2014(3)	—	2,000	4,000	—	$231,055
	1/29/2014	1/29/2014(4)	—	—	—	6,000	$344,208
Clifford	1/29/2014	1/29/2014(2)	—	2,200	4,400	—	$257,621
Walker	1/29/2014	1/29/2014(3)	—	2,000	4,000	—	$231,055
	11/3/2014	10/29/2014(3)	—	400	800	—	$38,898
	1/29/2014	1/29/2014(4)	—	—	—	6,000	$344,208
	11/3/2014	10/29/2014(4)	—	—	—	1,200	$57,780
________________

(1)
These columns set forth the threshold, target and maximum amounts of performance stock units for each named executive officer for the year ended December 31, 2014, under Power Integrations' 2014 bonus plan. The actual grant date fair values of the awards earned for the year ended December 31, 2014, for each named executive officer are set forth in the “Summary Compensation Table” above. As such, the amounts set forth in these columns do not represent additional compensation earned by the named executive officers for the year ended December 31, 2014. For a description of the 2014 bonus plan, see “Compensation Discussion and Analysis.”

(2)
Reflects performance stock units granted pursuant to the 2014 performance based incentive plan (the "2014 Plan"). No performance stock units were to vest if Power Integrations' 2014 actual revenue and actual non-GAAP operating income did not exceed at least established minimum amounts as set forth in the 2014 Plan; target represents the number of performance stock units which would have vested if the metrics in the 2014 Plan were met at target; and maximum represents the maximum awards which would have vested if the metrics in the 2014 Plan were met at or above the maximum amounts, which maximum number of performance is 200% of the target number. The Compensation Committee determined that

Power Integrations did not satisfy the performance conditions under the 2014 Plan at the minimum levels and, accordingly, no performance stock units vested and no underlying shares were issued pursuant to the 2014 Plan.

(3)
Reflects long term performance stock units granted. No long term performance stock units are to vest if Power Integrations' 2016 actual revenue does not exceed at least a minimum amount established; target represents the number of performance stock units which would vest if Power Integrations' 2016 actual revenue equals an established target amount; and maximum represents the maximum awards which would vest if Power Integrations' 2016 actual revenue equals or exceeds an established maximum amount.

(4)	Restrictions on the RSU awards lapse at the rate of 25% per year with full vesting on the fourth anniversary of the date of grant, subject to the awardee's continued service to the company.

(5)
Represents the grant-date fair value of stock awards as determined in accordance with FASB ASC Topic 718. In the case of time-based restricted stock units the grant-date fair value was calculated by multiplying the closing stock price on the grant date by the number of shares awarded, reduced by the discounted present value of dividends expected to be declared before the awards vest. In the case of performance stock units, the fair value at the grant date was based upon the probable outcome of the satisfaction of the performance conditions, which was the same as the value of the award at the grant date assuming the highest levels of performance conditions were achieved.

The amount of salary and equity bonus in proportion to total compensation in 2014 varied by executive but was consistent with the Compensation Committee's objectives with respect to executive compensation. See “Compensation Discussion and Analysis” above for a discussion of our 2014 annual and long-term performance stock units and other elements of compensation.
Outstanding Equity Awards at 2014 Fiscal Year-End
The following table shows, for the fiscal year ended December 31, 2014, certain information regarding outstanding equity awards at fiscal year-end for the named executive officers.

Outstanding Equity Awards at December 31, 2014

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable(1)	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market Value of Unearned Shares, Units or Other Rights That Have Not Vested (6)
Balu Balakrishnan	175,000	—	$26.75	2/7/2016	16,400(2)	$848,536
	160,000	—	$25.25	8/15/2017	6,250(3)	$323,375
	176,350(4)	—	$21.14	4/28/2019	12,500(3)	$646,750
	47,374(4)	—	$38.07	5/3/2020	37,500(3)	$1,940,250
	8,334(4)	5,209	$36.95	5/5/2021	38,800(3)	$2,007,512
	8,334(4)	17,709	$42.88	5/8/2022	25,800(5)	$1,334,892

Sandeep Nayyar	1,537(4)	—	$32.54	6/25/2020	4,400(2)	$227,656
	1,214(4)	—	$32.54	6/25/2020	8,550(3)	$442,377
	750(4)	667	$30.78	8/5/2021	500(3)	$25,870
	2,250(4)	4,250	$42.88	5/8/2022	3,000(3)	$155,220
					10,500(3)	$543,270
					5,700(5)	$294,918

Doug Bailey	2,900	—	$25.25	8/15/2017	4,000(2)	$206,960
	25,000(4)	—	$21.14	4/28/2019	6,900(3)	$357,006
	10,000(4)	—	$38.07	5/3/2020	1,250(3)	$64,675
	8,958(4)	1,042	$36.95	5/5/2021	2,750(3)	$142,285
	7,104(4)	3,896	$42.88	5/8/2022	8,250(3)	$426,855
					4,600(5)	$238,004

John Tomlin	750(4)	—	$38.07	5/3/2020	4,400(2)	$227,656
	2,500(4)	1,250	$36.95	5/5/2021	6,000(3)	$310,440
	6,414(4)	3,582	$42.88	5/8/2022	9,000(3)	$465,660
	1,336(4)	668	$42.88	5/8/2022	3,000(3)	$155,220
					1,500(3)	$77,610
					4,000(5)	$206,960

Clifford Walker	35,000	—	$25.25	8/15/2017	4,400(2)	$227,656
	2,500(4)	—	$21.14	4/28/2019	7,200(3)	$372,528
	12,000(4)	—	$38.07	5/3/2020	9,000(3)	$465,660
	9,868(4)	1,250	$36.95	5/5/2021	3,000(3)	$155,220
	882(4)	—	$36.95	5/5/2021	1,500(3)	$77,610
	7,750(4)	1,746	$42.88	5/8/2022	4,800(5)	248,352
	0(4)	2,504	$42.88	5/8/2022
__________________

(1)
Except as indicated, options in this table were granted from the 1997 Stock Option Plan and are immediately exercisable and vest fully within four years from the grant date subject to the optionee's continued employment or service with Power Integrations. Such options vest at the rate of 1/8 on the six-month anniversary of the date of grant and 1/48 monthly thereafter. Power Integrations has a right to repurchase shares issued upon the exercise of unvested options until such shares become vested. The options generally have a maximum term of 10 years, subject to earlier termination in certain situations related to cessation of employment or service.

(2)
Represents the maximum number of performance stock units which could vest under the 2014 performance based incentive plan (the "2014 Plan") if the performance vesting criteria with respect to such performance stock units were satisfied and if the participant remained in continuous service as an employee, director or consultant through the employment vesting date indicated in the participant's grant notice. Performance stock units will not be deemed to be vested based upon the attainment of performance conditions unless and until Power Integrations' Compensation Committee makes such determination and only if the participant remains in continuous service as an employee, director or consultant through the employment vesting date. The Compensation Committee determined that Power Integrations had not satisfied the performance conditions under the 2014 Plan at the minimum level. Accordingly, the performance stock units did not vest and no underlying shares were issued pursuant to the 2014 Plan.

(3)	Represents RSU awards which vest at the rate of 25% per year with full vesting on the fourth anniversary of the date of grant.

(4)
These options were granted under the 2007 Equity Incentive Plan. Six months from the date of grant, 1/8 of the shares subject to the stock option vest, with the remainder vesting monthly over the subsequent 42 months subject to the optionee's continued employment or service with Power Integrations. The options generally have a maximum term of 10 years, subject to earlier termination in certain situations related to cessation of employment or service.

(5)
Represents the maximum number of PRSUs which could vest if the performance vesting criteria with respect to such PRSUs were fully satisfied, and if the participant remained in continuous service as an employee, director or consultant through the employment vesting date indicated in the participant's grant notice. PRSUs will not be deemed to be vested based upon the attainment of performance conditions unless and until Power Integrations' Compensation Committee makes such determination.

(6)	Value calculated based on the $51.74 closing price of Power Integrations' common stock on December 31, 2014, which was the last trading day of 2014.
Option Exercises and Stock Vested in Fiscal 2014
The following table presents information concerning the aggregate number of shares for which options were exercised and stock awards were vested during fiscal 2014 for each of the named executive officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise(1)	Number of Shares Acquired on Vesting(2)	Value Realized on Vesting(3)
Balu Balakrishnan	68,040	$693,139	44,530	$2,447,241
Sandeep Nayyar	24,999	$729,920	16,312	$936,546
Doug Bailey	15,100	$539,799	11,605	$644,283
John Tomlin	8,500	$242,715	12,812	$709,216
Clifford Walker	40,000	$1,212,160	12,812	$709,216

________________

(1)	Represents the difference between the aggregate market price of the common stock acquired on the date of exercise and the aggregate exercise price.

(2)	Consists of shares acquired upon vesting of RSUs and PSUs.

(3)	Represents the aggregate market price of the common stock on the date of vesting.

Employment, Severance and Change of Control Agreements
Executive Officer Benefits Agreement. In May 2014, Power Integrations entered into an amended and restated chief executive officer benefits agreement with Balu Balakrishnan (the “CEO Benefits Agreement”) and with its named executive officers Sandeep Nayyar, chief financial officer, John Tomlin, vice president, operations, Clifford Walker, vice president, corporate development and Douglas Bailey, vice president, marketing. The executive officers benefits agreements referenced in this paragraph, including the CEO Benefits Agreement, as amended as the case may be, are referred to as the “Executive Officer Benefits Agreements,” and the executive officers referred to in this paragraph, are referred to as the “Officers.”
The Executive Officer Benefits Agreements, as amended as the case may be, provide for certain benefits, as described below, including: acceleration of vesting of stock options, restricted stock units, or RSUs, and in certain circumstances, performance stock units, or PSUs, and long-term performance stock units, or PRSUs, upon a change of control of Power Integrations,

•
severance benefits in the event of termination of employment by Power Integrations without cause or resignation by the Officer for good reason within 18 months after a change of control or change in our chief executive officer (a "Termination Upon Change of Control"),

•	severance benefits in the event of termination of employment by Power Integrations without cause or resignation by the Officer for good reason, and
•retirement benefits.

These benefits are coupled with non-competition and non-solicitation obligations intended to protect our proprietary data that might not be enforceable in the absence of additional consideration. The executive officers must also execute a release of claims in a form reasonably satisfactory to the company and continue to abide by the terms and conditions of any confidentiality and/or proprietary rights agreement between the respective executive officers and the company.

A change of control is defined in the Executive Officer Benefits Agreements as an acquisition by any person of a beneficial ownership of 50% or more of Power Integrations' voting stock or outstanding shares of common stock, certain mergers or other business combinations involving Power Integrations, the sale of more than 50% of Power Integrations' assets, liquidation of Power Integrations, or a change in the majority of the incumbent members of the Board within a two-year period (except changes in the Board's composition approved by a majority of the directors). “Cause” includes, among other acts, a material act of theft, dishonesty, fraud, falsification of records, improper disclosure of confidential information, or an intentional act by the Officer causing harm to the reputation of Power Integrations, and “good reason” includes, among other acts, a material decrease in the Officer's compensation or benefits following a change of control, a demotion or material reduction in responsibility level, or relocation of more than 50 miles from the Officer's current work place or a material adverse change in working conditions or established working hours which persist for a period of six months.

Upon a change of control, 100% of Mr. Balakrishnan's then-unvested shares subject to options or RSUs will vest and all then-unvested shares subject to PSUs and PRSUs shall accelerate and vest at the maximum performance level for each applicable award immediately prior to the consummation of the change of control. With respect to the other Officers, upon a change of control, 100% of the then-unvested shares subject to PSUs and PRSUs shall accelerate and vest at the maximum performance level for each applicable award immediately prior to the consummation of the change of control, and 25% of the Officer's then-unvested shares subject to options or RSUs will vest. However, if an acquiring company does not assume the options or RSUs,

50% of the Officer's then-unvested shares will vest if the Officer is a “new executive” (an executive with fewer than five years of service to Power Integrations as an executive officer) and 100% of the Officer's then-unvested shares will vest if the Officer is a “senior executive” (an executive with at least five years of continuous service to Power Integrations as an executive officer). Messrs. Tomlin, Walker and Bailey are senior executives and the Power Integration’s Board has determined that Mr. Nayyar shall be eligible to receive the benefits provided to a senior executive.

Mr. Balakrishnan is entitled to severance benefits in the event that he is terminated without cause or he resigns for good reason within 18 months after a change of control. These severance benefits include a payment equal to the sum of two years of his highest annual salary in the preceding three years (or his currently effective salary if it would be his highest annual salary) from Power Integrations plus 200% of the cash value of his targeted annual performance bonus, at the maximum achievable performance level (whether consisting of cash or stock awards, measured as of the date of termination). Also, Mr. Balakrishnan shall receive the cash value of that portion of his then effective targeted annual performance bonus at the maximum achievable performance level as measured on the date of termination, prorated based on days through the date of termination (i.e., a fraction, the numerator of which is the number of days in the applicable performance period prior to such termination of employment and the denominator of which is the total number of days in the applicable performance period). In addition, Mr. Balakrishnan shall receive accelerated vesting of 100% of all his then-outstanding stock options and other stock awards (to the extent such stock awards do not constitute a portion of his annual performance bonus), extension of the post-termination stock option exercise period to one year, and continued medical and dental coverage under the Power Integrations' health plans for twenty-four months at Power Integrations' expense.

Each Officer other than Mr. Balakrishnan is entitled to severance benefits in the event that such Officer is terminated without “cause” or resigns for “good reason” within 18 months after (i) a change of control or (ii) the date that Mr. Balakrishnan ceases to serve as chief executive officer. These severance benefits include a payment equal to six months of the Officer's highest annual salary in the preceding three years (or the Officer’s currently effective salary if it would be such Officer’s highest annual salary) from Power Integrations plus the cash value of 50% of the Officer's targeted annual performance bonus at the maximum achievable performance level (whether consisting of cash or stock awards measured as of the date of termination) and for a senior executive, up to an additional six months of the Officer’s highest annual salary and the cash value of 50% of the Officer’s annual performance bonus at the maximum achievable performance level (whether consisting of cash or stock awards, measured as of the date of termination) until such senior executive secures new employment, paid on a ratable monthly basis. Also, the Officer shall receive the cash value of that portion of the Officer’s then effective targeted annual performance bonus at the maximum achievable performance level as measured on the date of termination, prorated based on days through the date of termination (i.e., a fraction, the numerator of which is the number of days in the applicable performance period prior to such termination of employment and the denominator of which is the total number of days in the applicable performance period). In addition, each Officer is entitled to the accelerated vesting of 50% of then-unvested shares subject to options or stock awards (to the extent such stock awards do not constitute a portion of the Officer’s annual performance bonus) if the Officer is a new executive, or vesting of 100% of then unvested shares subject to options or stock awards (to the extent such stock awards do not constitute a portion of the Officer’s annual performance bonus) if the Officer is a senior executive, extension of the post-termination stock option exercise period to one year for vested options, and continued medical and dental coverage under the Power Integrations' health plans at Power Integrations' expense for up to six months if the Officer is a new executive, or for up to twelve months if the Officer is a senior executive.

In addition, each Officer is entitled to severance benefits in the event of termination of employment by Power Integrations without cause or resignation by such Officer for good reason. Such severance benefits include a payment equal to six months (twelve months in the case of Mr. Balakrishnan) of the Officer's highest annual salary in the preceding three years (or the Officer’s currently effective salary if it would be such Officer’s highest annual salary) plus 50% (100% in the case of Mr. Balakrishnan) of the Officer's annual performance bonus at the maximum achievable performance level (whether consisting of cash or stock awards, measured as of the date of termination), and the cash value of that portion of the Officer’s then effective targeted annual performance bonus at the maximum achievable performance level as measured on the date of termination, prorated based on days through the date of termination. In addition, each Officer and Mr. Balakrishnan is entitled to receive a pro rata portion of any outstanding PRSUs based on the number of days served by such Officer, or Mr. Balakrishnan, prior to the date of termination as compared to the performance period for such PRSUs, with any such PRSU vesting at the performance levels as determined by the Power Integrations’ Board or Compensation Committee on the date of determination, as well as continued medical and dental coverage under the Power Integrations' health plans for six months (twelve months in the case of Mr. Balakrishnan) at Power Integrations' expense. In addition, Mr. Balakrishnan is entitled to vesting acceleration of 50% of all his then-unvested stock options and RSUs.

Each Officer is entitled to retirement benefits if he has served Power Integrations for 15 years and has achieved an age of 50, or has served Power Integrations for 10 years and has achieved an age of 55, is not employed elsewhere, full time (other than for an organization described in section 501(c)(3) of the Internal Revenue Code of 1986, as amended), or otherwise engaged in “Competition” (as defined in the Executive Officer Benefits Agreement) with Power Integrations, and does not recruit or employ any present or future employee of Power Integrations. The Officer is entitled to the extension of his post-termination stock option exercise period for vested options for the earlier of the term of the option (not to exceed five years in the case of Officers other than Mr. Balakrishnan) or the termination of the option in connection with any change of control and medical and dental benefits for such Officer and such Officer’s dependents at Power Integrations' expense until such Officer achieves the age of 65; thereafter, participation in the health plans would be at the Officer's expense. In addition, each Officer and Mr. Balakrishnan is entitled to receive a pro-rated portion of any outstanding PRSUs based on the number of days served by such Officer, or Mr. Balakrishnan, prior to the date of retirement as compared to the performance period for such PRSUs, with any such PRSU vesting at the performance levels as determined by the Power Integrations’ Board or Compensation Committee on the date of determination. In the event the Officer’s service to Power Integrations’ is terminated due to death or permanent disability after satisfying the requirements to achieve retirement benefits, such Officer, or such Officer’s beneficiaries, shall be entitled to the preceding benefits.

Power Integrations will use commercially reasonable efforts to provide that the Officer will continue to be eligible for coverage under Power Integrations' medical and dental plans upon retirement. These retirement benefits will also become available if an Officer was eligible for such benefits and his employment terminates due to death or disability.

If any of the payments and benefits provided under the Executive Officer Benefits Agreements in connection with a change of control (the “Payments”) would result in a “parachute payment” under Section 280G of the Internal Revenue Code of 1986, as amended, the amount of such Payments will be either (i) the full amount of the Payments or (ii) a reduced amount which would result in no portion of the Payments being subject to excise tax (as defined in the Executive Officer Benefits Agreements, as amended), whichever amount provides the greatest amount of benefit to the Officer.

Retirement Benefits
The following table provides information concerning the actuarial present value of retirement health benefits as of December 31, 2014, for each named executive officer.

Name	Number of Years Credited Service	Present Value of Accumulated Benefit (in $000)
Balu Balakrishnan	26	$16
Sandeep Nayyar	4	$20
Doug Bailey	10	$23
John Tomlin	13	$—
Clifford Walker	19	$6

Having surpassed ten years of service with Power Integration, each of Messrs. Balakrishnan and Walker and their spouses are eligible to receive medical benefits upon retirement until they achieve the age of 65. Mr. Tomlin exceeds 65 years of age so he is no longer eligible to receive medical benefits. Mr. Bailey will become eligible when he achieves another five years of service as he is currently less than 50 years old, and Mr. Nayyar will become eligible when he has rendered 10 years of service. The valuation method and all material assumptions are as follows: The amounts determined in the above table are associated with the provision of health care coverage after retirement. The valuation method is pursuant to the Financial Accounting Standards Board's Accounting Standards Codification 715, Retirement Benefits Compensation, (ASC 715). The Projected Unit Credit attribution method was used; the attribution of the obligation is over the period from hire to benefit eligibility (the earlier of age 50 with 15 years of service or age 55 with 10 years of service). Other than for eligibility purposes, service is not considered in the calculation. The benefit consists of health-care coverage from retirement until age 65. The basis for the benefit is premiums paid by the employer to a third-party insurer, without additional subsidy imputed. The obligations were calculated using the following assumptions:

•	The discount rate for future payments was 3.95% as of 12/31/2014.

•	The assumed annual increase in health care costs is 10% as of 12/31/2014, with the annual increase lessening by 1/2% per year, to an ultimate rate of 5% after 2025.

•	25% of active participants are assumed to become eligible and elect coverage at retirement.

•	Retirement is assumed to take place at age 62, or at first eligibility if older.

•	2/3 of active employees are assumed to have eligible spouses who, at the employee's retirement, will be covered by the plan. Husbands are assumed to be three years older than their wives.

Potential Payments upon Retirement or Change of Control
The following table provides information concerning the estimated payments and benefits that would be provided in each of the circumstances described above. Payments and benefits are estimated assuming that the triggering event took place on December 31, 2014, and the price per share of Power Integrations' common stock is the closing price on the NASDAQ Global Select Market as of that date ($51.74). There can be no assurance that a triggering event would produce the same or similar results as those estimated below if such event occurs on any other date or at any other price, or if any other assumption used to estimate potential payments and benefits is not correct. Due to the number of factors that affect the nature and amount of any potential payments or benefits, any actual payments and benefits may be different. The information presented below assumes no adjustment of the payment of benefits to help avoid excise tax under Section 409A of the Internal Revenue Code of 1986, as amended.

		Potential Payments Upon Involuntary Termination Other Than for Cause or Voluntary Termination for Good Reason		Continuation of Service Without Termination After Change of Control
Name/Type of Benefit	Retirement Benefits	Not within 18 months of a Change of Control (1)	Within 18 months of a Change of Control (2)	Acquiring Company Assumes Options/RSUs(3)	Acquiring Company Does Not Assume Options/RSUs(4)
Balu Balakrishnan
Cash Severance-Base Salary	—	$520,000	$1,040,000	—	—
Severance-Equity Bonus (5)	—	$848,536	$1,697,072	$848,536	$848,536
Options Vesting Acceleration (6)	—	$116,971	$233,943	$233,943	$233,943
RSU Vesting Acceleration (7)	—	$2,458,944	$4,917,887	$4,917,887	$4,917,887
PRSU Vesting Acceleration (8)	$271,428	$271,428	$1,334,892	$1,334,892	$1,334,892
Extension of Option Term (9)	$741,304	—	$187,699	—	—
Continued Coverage of Employee Benefits (10)	$112,366	$24,993	$49,986	—	—
Total Termination Benefits: (11)	$1,125,098	$4,240,872	$9,461,479	$7,335,258	$7,335,258

		Potential Payments Upon Involuntary Termination Other Than for Cause or Voluntary Termination for Good Reason		Continuation of Service Without Termination After Change of Control
Name/Type of Benefit	Retirement Benefits	Not within 18 months of a Change of Control (1)	Within 18 months of a Change of Control (2)	Acquiring Company Assumes Options/RSUs(3)	Acquiring Company Does Not Assume Options/RSUs(4)
Sandeep Nayyar
Cash Severance-Base Salary	—	$155,000	$310,000	—	—
Severance-Equity Bonus (5)	—	$113,828	$227,656	$227,656	$227,656
Options Vesting Acceleration (6)	—	—	$51,635	$12,909	$51,635
RSU Vesting Acceleration (7)	—	—	$1,166,737	$291,684	$1,166,737
PRSU Vesting Acceleration (8)	—	$59,967	$294,918	$294,918	$294,918
Extension of Option Term (9)	—	—	$21,403	—	—
Continued Coverage of Employee Benefits (10)	—	$12,397	$24,793	—	—
Total Termination Benefits: (11)	—	$341,192	$2,097,142	$827,167	$1,740,946
Doug Bailey
Cash Severance-Base Salary	—	$145,000	$290,000	—	—
Severance-Equity Bonus (5)	—	$103,480	$206,960	$206,960	$206,960
Options Vesting Acceleration (6)	—	—	$49,930	$12,482	$49,930
RSU Vesting Acceleration (7)	—	—	$990,821	$247,705	$990,821
PRSU Vesting Acceleration (8)	—	$48,394	$238,004	$238,004	$238,004
Extension of Option Term (9)	—	—	$66,071	—	—
Continued Coverage of Employee Benefits (10)	—	$13,997	$27,994	—	—
Total Termination Benefits: (11)	$—	$310,871	$1,869,780	$705,151	$1,485,715
John Tomlin
Cash Severance-Base Salary	—	$160,000	$320,000	—	—
Severance-Equity Bonus (5)	—	$113,828	$227,656	$227,656	$227,656
Options Vesting Acceleration (6)	—	—	$37,655	$9,414	$37,655
RSU Vesting Acceleration (7)	—	—	$1,008,930	$252,233	$1,008,930
PRSU Vesting Acceleration (8)	$42,082	$42,082	$206,960	$206,960	$206,960
Extension of Option Term (9)	$105,144	—	$41,869	—	—
Continued Coverage of Employee Benefits (10)	—	$10,778	$21,555	—	—
Total Termination Benefits: (11)	$147,226	$326,688	$1,864,625	$696,263	$1,481,201
Clifford Walker
Cash Severance-Base Salary	—	$155,000	$310,000	—	—
Severance-Equity Bonus (5)	—	$113,828	$227,656	$227,656	$227,656
Options Vesting Acceleration (6)	—	—	$37,655	$9,414	$37,655
RSU Vesting Acceleration (7)	—	—	$1,071,018	$267,755	$1,071,018
PRSU Vesting Acceleration (8)	$50,498	$50,498	$248,352	$248,352	$248,352
Extension of Option Term (9)	$277,241	—	$75,837	—	—
Continued Coverage of Employee Benefits (10)	$15,660	$5,149	$10,299	—	—
Total Termination Benefits: (11)	$343,399	$324,475	$1,980,817	$753,177	$1,584,681
_____________________

(1)
Reflects benefits in the event of involuntary termination other than for cause or voluntary termination for good reason: with respect to Mr. Balakrishnan twelve months salary plus his annual bonus at the maximum applicable performance level (whether consisting of cash or PSUs ("equity bonus"), measured as of the termination date), plus 50% acceleration of all his then-unvested options and restricted stock units plus twelve months medical and dental coverage; and with respect to all other named executive officers, six months of salary plus 50% of the executive officer's annual bonus at the maximum applicable performance level (whether consisting of cash or PSUs, measured as of the termination date) plus six months of medical and dental coverage.

(2)
For termination within 18 months of a change of control (which, for these purposes for executive officers other than Mr. Balakrishnan, includes Mr. Balakrishnan ceasing to be our chief executive officer) other than for cause or voluntary termination for good reason: with respect to Mr. Balakrishnan twenty four months salary plus 200% of his annual bonus at the maximum applicable performance level (whether consisting of cash or PSUs ("equity bonus"), measured as of the termination date ), 100% acceleration of all his then-unvested options and restricted stock units, extension of the post-termination stock option exercise period to one year and two years medical and dental coverage; for all others, six months' salary plus 50% of the executive officer's bonus at the maximum applicable performance level (whether consisting of cash or PSUs ("equity bonus"), measured as of the termination date), 100% of unvested options and restricted stock units would vest upon a change of control for senior executives and 50% of unvested options and restricted stock units would vest upon change of control for new executives, extension of the post-termination stock option exercise period to one year and 12 months medical and dental coverage for senior executives and six months medical and dental coverage for new executives. If executive is a senior executive, payment up to an additional six months' salary and 50% bonus (whether consisting of cash or PSUs ("equity bonus"), measured as of the termination date) will be paid in ratable monthly installments until the executive secures new employment. The amounts set forth in the table assume that the senior executives will not secure new employment.

(3)
Reflects benefits in the event of a change of control in which the acquiring company assumes outstanding options and restricted stock units. With respect to Mr. Balakrishnan 100% of all his then-unvested options and restricted stock units would vest; for all others, 25% of the unvested options and restricted stock units would vest.

(4)
Reflects benefits in the event of a change of control in which the acquiring company did not assume outstanding options or restricted stock units. With respect to Mr. Balakrishnan 100% of all his then-unvested options and restricted stock units would vest and for all others, 50% of the unvested options and restricted stock units would vest for a new executive and 100% for a senior executive.

(5)
In mid-2009, Power Integrations began utilizing performance stock units (“PSUs”) in lieu of cash for Power Integrations' bonus plan for executive officers ("equity bonus"). The applicable PSU agreements relating to the bonus plan as entered into with each of Power Integrations' executive officers provide that PSUs will be treated in the same manner as cash for the payments of the target bonus in connection with a Termination Upon Change in Control or Termination of Employment (as defined in the Executive Officer Benefits Agreements). The PSUs deemed vested will be paid in shares of Power Integrations' common stock equal to the number of PSUs deemed vested.

(6)
Reflects the aggregate market value of unvested option grants. For unvested option grants, aggregate market value is computed by multiplying (i) the difference between $51.74, the closing price per share on the NASDAQ Global Select Market at December 31, 2014, and the exercise price of the option, by (ii) the number of shares underlying unvested options at December 31, 2014.

(7)
Reflects the aggregate market value of unvested RSU awards. For unvested awards, the aggregate market value is computed by multiplying (i) $51.74, the closing price per share on the NASDAQ Global Select Market at December 31, 2014, by (ii) the number of unvested awards at December 31, 2014.

(8)
Reflects the aggregate market value of unvested PRSU awards. For unvested awards, the aggregate market value is computed by multiplying (i) $51.74, the closing price per share on the NASDAQ Global Select Market at December 31, 2014, by (ii) the number of unvested awards at December 31, 2014.

(9)
Reflects the aggregate market value of extensions of stock option exercise periods. Mr. Balakrishnan is eligible for an extension of his stock option exercise period for vested options to one year upon termination within 18 months of a change of control, or for the term of the option in the case of retirement. Officers, other than Mr. Balakrishnan, are eligible for an extension of their stock option exercise periods to one year upon a termination within 18 months of a change of control, and up to five years upon retirement (assuming such Officers are eligible to receive retirement benefits). The values of the extensions of the stock option exercise periods are computed by using the Black-Scholes-Merton model in accordance with FASB ASC Topic 718 and calculated as the difference between (i) the fair value of each applicable option with the extended option expiration date minus (ii) the fair value of each applicable option with the original option expiration date. The following assumptions were used to calculate the fair value of stock options using the Black-Scholes-Merton model; risk-free interest rates 0.15% - 2.00%, expected volatility 36% - 44%, expected dividend yield 0.94%, and the expected term of the extended life options, which ranged from 1 to 7 years.

(10)
For retirement, upon completion of service and age requirements, health coverage is paid until the age of 65. For severance, reflects the cost of health coverage (COBRA) to maintain the benefits currently provided, calculated based upon the rates at December 31, 2014.

(11)
The total termination benefits received by the Officer for termination within 18 months of a change of control may be lower than what is stated in this table in light of a provision in the Officers' respective Executive Officers Benefits Agreement which states that if any of the payments and benefits provided under such agreements (the “Payments”) in connection with a change of control would result in a “parachute payment” under Section 280G of the Internal Revenue Code, the amount of such Payments will be either (i) the full amount of the Payments or (ii) a reduced amount which would result in no portion of the Payments being subject to excise tax (as defined in the respective agreements), whichever amount provides the greatest amount of benefit to the Officer.

The table above describes potential payments to our Officers in the event of retirement or a change of control as of December 31, 2014.  The table includes the acceleration of outstanding performance stock units in connection with a change of control.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
Power Integrations' Compensation Committee consists of Messrs. Bickell and Kvamme and Dr. George. None of the current members of the Compensation Committee was an officer or employee of Power Integrations or its subsidiaries. None of Power Integrations' executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of Power Integrations' Board or Compensation Committee.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Related-Party Transactions. We did not conduct any transactions with related persons in fiscal 2014 that would require disclosure in this proxy statement or approval by the Audit Committee or another independent body of the Board.
Related-Party Transactions Policies and Procedures. Our policy, included in our Code of Business Conduct and Ethics, is that all directors, officers, and employees must avoid any activity that is or appears to conflict with the interests of Power Integrations. Our directors, officers, and employees are aware of the applicable provisions of our Code of Business Conduct and Ethics, and we become aware of related-party transactions through periodic reviews by, and notifications to, management, including the completion of an annual Director and Officer questionnaire. We conduct a review of all related party transactions for potential conflicts of interest. Any potential conflicts of interest must be reviewed and ratified, if applicable, by the Audit Committee and or another independent body of our Board. During fiscal 2014, we did not have any related-party transactions requiring review, nor did we have any transactions where the policy and procedure were not followed.
HOUSEHOLDING OF PROXY MATERIALS
The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials and Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or set of Annual Meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders, allows us to save money by reducing the number of documents we must print and mail and helps protect the environment as well.
Householding is available to both registered stockholders (i.e., those stockholders with certificates registered in their name) and street name holders (i.e., those stockholders who hold their shares through a brokerage).
If you are a registered stockholder and have consented to our mailing of proxy materials and other stockholder information only to one account in your household, as identified by you, we will deliver or mail a single copy of our Notice of Internet Availability of Proxy Materials or set of Annual Meeting materials, as applicable, for all registered stockholders residing at the same address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding,” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a Notice of Internet Availability of Proxy Materials or set of Annual Meeting materials, as applicable, please notify your broker or direct your written request to Investor Relations Department, Power Integrations, Inc., 5245 Hellyer Avenue, San Jose, California 95138-1002, or contact the Investor Relations Department at 408-414-8528. A separate copy of a Notice of Internet Availability of Proxy Materials or set of Annual Meeting materials will then promptly be delivered to you. Stockholders who currently receive multiple copies of the Notice of Internet Availability of Proxy Materials or set of Annual Meeting materials, as applicable, at their address and would like to request “householding” of their communications should contact their brokers.

OTHER MATTERS
The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.
By Order of the Board of Directors

/s/ Sandeep Nayyar
Sandeep Nayyar
Chief Financial Officer & Vice President of Finance

March 25, 2015
A copy of Power Integrations' Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2014, is available on our website, www.power.com. A printed copy is also available without charge upon written request to: Investor Relations Department, Power Integrations, Inc., 5245 Hellyer Avenue, San Jose, California 95138-1002.

Directions to Power Integrations, Inc. from San Jose Airport

ð	1.	Head southeast on Airport Blvd
ð	2.	Slight right to stay on Airport Blvd (signs for Departures A/Terminal C)
ð	3.	Slight right (signs for CA-87/US-101/Skyport Dr)
	4.	Slight right to merge onto CA-87 S/Guadalupe Pkwy toward Downtown
	5.	Take the exit onto I-280 S toward US-101
	6.	Take the exit onto US-101 S toward Los Angeles
	7.	Take the Hellyer Ave exit
ï	8.	Turn left at Hellyer Ave
		5245 Hellyer Ave
		San Jose, CA

POWER INTEGRATIONS®

IMPORTANT ANNUAL MEETING INFORMATION 000004

ENDORSEMENT_LINE______________ SACKPACK_____________

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Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 15, 2015.

Vote by Internet

- Go to **www.investorvote.com/POWI**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

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▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2 and 3.

1. Election of Directors: Each to be elected to hold office until the 2016 Annual Meeting of Stockholders or until their successors are elected and qualified.

	For	Withhold		For	Withhold		For	Withhold
01 - Balu Balakrishnan	☐	☐	02 - Alan D. Bickell	☐	☐	03 - Nicholas E. Brathwaite	☐	☐
04 - William George	☐	☐	05 - Balakrishnan S. Iyer	☐	☐	06 - E. Floyd Kvamme	☐	☐
07 - Steven J. Sharp	☐	☐						

B Non-Voting Items

Change of Address — Please print new address below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person.

Date (mm/dd/yyyy) — Please print date below. / /

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

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1 U P X 2 1 8 3 8 1 1

MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

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▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

POWER INTEGRATIONS®

Proxy — Power Integrations

PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 15, 2015

The undersigned hereby appoints Balu Balakrishnan and Sandeep Nayyar, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Power Integrations, Inc. which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Power Integrations, Inc. to be held at 5245 Hellyer Avenue, San Jose, CA 95138 on Friday, May 15, 2015, at 2:00 p.m. Pacific Time, and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1, FOR PROPOSAL 2 AND FOR PROPOSAL 3 AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

Please vote, date and promptly return this proxy in the enclosed return envelope which is postage prepaid if mailed in the United States.

If you vote by telephone or the Internet, please DO NOT mail back this proxy card.